Exhibit 10.6.22
DECIMA INC.
(formerly OSI GROUP INC.)
LEASE FROM STOCKTON & BUSH 2345 LIMITED
FOR PREMISES AT
2345 YONGE ST., 4th, 7th AND 10th FLOORS,
TORONTO, ONTARIO
Gowling Lafleur Henderson LLP
Barristers & Solicitors
Suite 2600, 160 Elgin Street
Ottawa, Ontario
K1P 1C3
(Laurie J. Sanderson / File No. 03-321661)

OFFICE LEASE
STOCKTON & BUSH 2345 LIMITED
(Landlord)
and
OSI GROUP INC.
(Tenant)
4th and 10th Floors
2345 Yonge Street
Toronto, Ontario
Rentable Area: 4th floor – approximately 5,931 square feet
10th floor – approximately 3,000 square feet
Date: May 1, 2002

OFFICE LEASE
TABLE OF CONTENTS

i

THE EDISON CENTRE
STANDARD FORM OFFICE LEASE
ARTICLE 1
BASIC LEASE TERMS
Section 1.01 – Variable Lease Terms
     In this Lease the following terms will have the following meanings:
     (1) “Lease” means this lease dated the 1st day of May, 2002, and includes all schedules annexed hereto, as from time to time amended in writing.
     (2) “Landlord” – STOCKTON & BUSH 2345 LIMITED and its successors and assigns.
     (3) “Landlord’s Address”
Suite 304
2345 Yonge Street
Toronto, Ontario
M4P 2E5
or such other address as is designated by the Landlord.
     (4) “Tenant” – OSI GROUP INC. and its successors and permitted assigns.
     (5) “Tenant’s Address” – Suite 1800, 160 Elgin Street, Ottawa, Ontario K2P 2C4 or such other address as is designated by the Tenant within the Province of Ontario.
     (6) “Guarantor” – Not applicable.
     (7) “Guarantor’s Address” – Not applicable.
     (8) “4th Floor Premises” – Those premises demised to the Tenant pursuant to Section 2.01 hereof, cross-hatched on the first page of Schedule “A” hereto, being part of the 4th floor.
     (9) “10th Floor Premises” – Those premises demised to the Tenant pursuant to Section 2.01 hereof, cross-hatched on the second page of Schedule “A” hereto, being part of the 10th floor.
     (10) “Leased Premises” – For the period from the Commencement Date to and including June 30, 2006, “Leased Premises” means the 4the Floor Premises and for the period from July 1, 2006 to and including April 30, 2012, “Leased Premises” means both the 4th Floor Premises and the 10the Floor Premises.
     (11) “Rentable Area of the Leased Premises” – For the period from the Commencement Date to and including June 30, 2006, “Rentable Area of the Leased Premises” means the Rentable Area of the 4th Floor Premises (being approximately 5,931 square feet of area) and for the period from July 1, 2006 to and including April 30, 2012, “Rentable Area of the Leased Premises” means the aggregate Rentable Area of the 4th Floor Premises and the 10th Floor Premises (the latter being approximately 3,000 square feet of area), all as determined in accordance with Schedule “D” hereof, and subject to adjustment in accordance with Section 2.04 hereof.
     (12) “Basic Rent” –
During each of the first, second, third and fourth years of the Term and during the first two (2) months of the fifth year of the Term (being May 1, 2002 to June 30, 2006), $74,137.50 per annum, computed at the annual rate of $12.50 per square foot of Rentable Area of the Leased Premises, and payable monthly in advance in the amount of $6,178.13 per month commencing on the Commencement Date.
During the remainder of the Term (being July 1, 2006 to April 30, 2012), $88,965.00 per annum, computed at the annual rate of $15.00 per square foot of Rentable Area of the Leased Premises, and payable monthly in advance in the amount of $7,413.75 per month commencing on July 1, 2006.
all payable pursuant to Section 2.06 hereof.
     (13) “Commencement Date” – May 1, 2002.
     (14) “Term” – Ten (10) years, subject to the Tenant’s right of extension pursuant to paragraph 1 of Schedule “F” to this Lease.
     (15) “Agreement to Lease” means the written agreement to lease between the Landlord and the Tenant with respect to the 4th Floor Premises dated February 1, 2002.
     (16) “Deposit” means the sum of Twenty-Nine Thousand, Four Hundred and Seventeen Dollars and Seventy-Six Cents ($29,417.76) applied in accordance with Section 14.02.
Section 1.02 – Certain Standard Definitions
     (1) “Additional Rent” means all sums of money, other than Basic Rent, which are required to be paid by the Tenant pursuant to any provision of this Lease.
     (2) “Additional Service” means any service which is requested or required by or for a tenant (including the Tenant) in addition to those supplied by the Landlord as part of the normal services provided in the Complex, and which the Landlord is prepared or elects to supply at an additional cost to the tenant in question and includes, without limitation, janitor and cleaning services in addition to those normally supplied, the provision of labor and supervision in connection with deliveries, supervision in connection with the moving of any furniture or equipment of any tenant and the making of any repairs or alterations by any tenant.
     (3) “Additional Service Cost” means the additional cost payable by the Tenant to the Landlord for any Additional Service in accordance with Section 5.02 hereof.
     (4) “Architect” means the independent, professional qualified architect, professional engineer or surveyor named by the Landlord from time to time.
     (5) “Bank Rate” means the interest rate per annum as announced by the chartered bank of the Landlord at the principal office of such bank in Toronto and reported by it to the Bank of Canada as its prime rate, which rate is on the its base rates and serves as the basis upon which effective rates of interest are calculated for Canadian dollar loans made in Canada with interest payable as a function of its prime rate as change from time to time.
     (6) “Building” means the structures housing the integrated retail, commercial and office complex and its related improvements and facilities, all constructed and located on the Lands, including, without limitation, the Parking Garage, as the same may from time to time be altered, expanded or reconstructed, all of which are commonly known as the Edison Centre.
     (7) “Business Hours” means the period from 8:00 a.m. to 6:00 p.m. on Mondays to Fridays inclusive (excepting holidays) or such other hours as may be designated from time to time by the Landlord.
     (8) “Capital Tax in Respect of the Complex” means the aggregate of:
(a)	an amount of the tax or excise imposed by the Province of Ontario upon the Landlord or the owners of the Complex which is measured by or based in whole or in part upon the capital, surplus, reserves or indebtedness of such Landlord or owners, and which is at present based upon the application of the prescribed rate of 0.3% to the amount of such Landlord’s or owner’s “taxable paid-up capital” as defined in the Corporations Tax Act (Ontario); the amount of the tax or excise for the purposes hereof shall be calculated in any year as if the Complex was the only establishment in the Province of Ontario owned by such Landlord or owners in the year and such Landlord or owners had no establishment other than in the Province of Ontario; and

(b)	an amount of the tax or excise imposed by the Government of Canada upon the Landlord or the owners of the Complex which is measured by or based in whole or in part upon the capital, surplus, reserves or indebtedness of the Landlord or the owners, and which tax is at present based upon the application of the prescribed rate .2% to the amount by which the “taxable capital employed in Canada” by such Landlord or owners as defined in the Income Tax Act (Canada) exceeds its or their capital deduction for the year; the amount of the tax or excise for the purposes hereof shall be calculated in any year as if the Complex was the only asset owned by such Landlord or owners in the year and the capital deduction of such Landlord or owners for the year was nil.
     (9) “Common Facilities” means those areas and facilities of the Complex which serve or benefit the Complex including, without limitation, roadways, landscaped areas, arcades, sidewalks, public entrance doors, halls, public lobbies, lavatories, stairways, passageways, elevators, service ramps (and, to the extent such exist from time to time, common loading and receiving facilities) and Common Use Equipment, and which are designated from time to time by the Landlord for the common use and enjoyment of the tenants in the Complex, and their agents, invitees, servants, employees and licensees, or for use by the public, but excluding the Parking Garage, rentable premises in the Complex and other portions of the Complex which are from time to time designated by the Landlord for private use by one or a limited group of tenants.
     (10) “Common Use Equipment” means all mechanical, plumbing, electrical and heating, ventilating, and air-conditioning equipment, pipes, ducts, wiring, machinery and equipment and other integral services, utility connections and the like providing services to the Complex, including services to and within rentable premises, except to the extent that the same have been installed within rentable premises for or by tenants as Leasehold Improvements.
     (11) “Complex” means the Lands and the Building.
     (12) “HVAC Costs” means the cost of heating, ventilating and cooling all of the rentable premises in the Complex and includes, without limitation, cost of fuel, electricity, operation of air distribution and cooling equipment, labor, materials, non-capital repairs, maintenance, service and other such costs, and depreciation (provided that with respect to capital costs in excess of $100,000 such capital cost shall be amortized in accordance with generally accepted accounting practices in the real estate industry over the useful life, as determined by the Landlord, acting reasonably, of the particular items(s) for which the cost was incurred but any such capital costs of $100,000 or less may be so amortized or charged over any period the Landlord may determine, acting reasonably), together with interest on the undepreciated portion of such costs at an annual rate of interest that is two percentage (2%) points above the Bank Rate in effect on the date on which the relevant cost was incurred) of fixtures and equipment used therefor which, by their nature, require periodic replacement or substantial replacement, reasonably attributable to the heating, ventilating and cooling of the specified part, and the reasonable costs incurred by the Landlord in making allocations of the cost among the Common Facilities, the Leased Premises and other components of the Complex, and, when used with reference to only some (but not all) rentable premises in the Complex, means such costs of heating, ventilating and cooling such specified part, in each case plus an administration fee of fifteen percent (15%) of the total of such respective aforementioned costs.
     (13) “HVAC Hours” means each hour of each day of the year, including Saturdays, Sundays and holidays, or such other hours as may be designated from time to time by the Landlord.

     (14) “Insurance Cost” means, for any Accounting Period, the total cost to the Landlord calculated in accordance with generally accepted accounting principles, for insuring the Complex.
     (15) “Insured Damage” means that part of any damage occurring to the Complex, including the Leased Premises, of which the entire cost of repair (except as to any deductible amount provided for in the applicable policy or policies of insurance) is actually recovered by the Landlord under a policy of insurance from time to time effected by the Landlord pursuant hereto or any amount which, in the case of insurance which the Landlord has agreed by this Lease to carry but has failed to carry, could reasonably have been expected to have been recovered.
     (16) “Janitorial Costs” means the cost of providing janitorial services to all of the rentable premises in the Complex and when used with reference to only some (but not all) rentable premises in the Complex, means the cost of proving janitorial services to such specified part, in each case plus an administration fee of fifteen percent (15%) of the total of such respective costs.
     (17) “Lands” means the lands described in Schedule “B” attached hereto as the same may be varied from time to time.
     (18) “Leasehold Improvements” means all items generally considered as leasehold improvements, including, without limitation, all fixtures, equipment of the nature of fixtures (but not of the nature of trade fixtures), improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Leased Premises in the Leased Premises, and by or on behalf of other tenants in other premises in the Building, including any stairways for the exclusive use of the Tenant, all partitions, however affixed and whether or not movable, and all wall-to-wall carpeting other than carpeting laid over finished floors and affixed so as to be readily removable without damage; but excluding trade fixtures, furniture, unattached or free-standing partitions and equipment not of the nature of fixtures.
     (19) “Mortgage” means any instrument, deed of trust, document or security interest (resulting from any method of financing or refinancing) or blanket mortgage (affecting the Complex as well as other property) now or hereafter secured upon the Lands and the Building or any part thereof, and includes all renewals, modifications, consolidations, replacements and extensions thereof.
     (20) “Mortgagee” means the mortgagee, hypothecary or other creditor or trustee for bondholders or others named in any Mortgage.
     (21) “Notice” means any notice, statement, consent, approval, demand or request herein required or permitted to be given by any party to another pursuant to this Lease and shall be in writing and, if to the Landlord, addressed to the Landlord at the Landlord’s Address, and if to the Tenant, addressed to the Tenant at the Tenant’s Address, and if to the Guarantor, if any, addressed to the Guarantor at the Guarantor’s Address. All Notices shall be hand-delivered and the effective date of such Notices shall be the date of delivery.

     (22) “Operating Costs” means the total of all expenses, costs, fees, rentals, disbursements and outlays of every kind paid, payable or incurred by or on behalf of the Landlord, or attributable by the Landlord to the Complex on an accrual basis in accordance with generally accepted accounting principles, consistently applied, (or on a cash basis to the extent the Landlord considers appropriate), but without duplication, in connection with the complete maintenance, cleaning, heating, ventilating, cooling, repair, operation, supervision, replacement, administration and management of the Complex, and in the maintenance, repair, replacement and operation of property adjacent to the Complex such as any public sidewalks, public parks and the above or below-ground passageways or tunnels leading to any underground public transportation system and to other buildings (including buildings in other city blocks) or pedestrian malls, and a reasonable amount, as determined by the Landlord from time to time, for all expenses incurred by or on behalf of tenants in the Complex with whom the Landlord may from time to time have agreements whereby, in respect of their premises, those tenants perform any cleaning, maintenance or other work or services usually performed by the Landlord which, if directly incurred by the Landlord, would have been included in Operating Costs. Subject to, but without limiting the generality of the foregoing, Operating Costs shall include:
          (A)
(i)	the Insurance Cost;

(ii)	the cost of providing security, supervision, traffic control, landscaping, window cleaning, garbage collection and removal and snow removal services;

(iii)	the cost of operating, providing, inspecting, maintaining, servicing, repairing and replacing the heating, ventilating, cooling, electrical, water and music systems, in each case in respect of the Common Facilities but excluding the original capital cost of same, provided that capital costs in excess of $100,000 shall be amortized as required by Section 1.02(22)(A)(xvi);

(iv)	the cost of replacing building standard electric fixtures, ballasts, tubes, starters, lamps and light bulbs;

(v)	the cost of tempered water (or, at the Landlord’s option, hot and cold water), electric light and power, telephone, steam, gas, sewage disposal and other utilities and services;

(vi)	the cost of maintaining and replacing signs and directing boards;

(vii)	accounting costs incurred in connection with the maintenance, repair, replacement, operation, administration or management of the Complex, including computations required for the imposition of charges to tenants, the cost of preparing statements and opinions for tenants and banking fees and expenses and audit fees;

(viii)	the cost of performing its obligations under Section 8.03, except as specifically excluded therein;

(ix)	the fair rental value (having regard to the rentals prevailing from time to time for similar space) of space in the Complex used by the Landlord, acting reasonably, in connection with the maintenance, repair, replacement, operation, administration or management of the Complex and space in the Complex utilized for fire cross-over corridors connecting staircases on any floor of the Building;

(x)	the cost of direct supervision and of management and all other indirect expenses to the extent allocable to the maintenance, repair, replacement, operation, administration or management of the Complex;

(xi)	all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in contesting, resisting or appealing any Taxes acting reasonably;

(xii)	a reasonably fee for the administration and management of the Complex applied to the aggregate of all rents received or receivable from occupants of the Complex, which fee shall be comparable to fees charged by management companies for managing and administering developments in the City of Toronto similar to the Complex;

(xiii)	the amount of all salaries, wages and fringe benefits paid to or for personnel, managers, and superintendents, wherever located, to the extent, as allocated by the Landlord acting reasonably, that they are employed or retained by or on behalf of the Landlord in connection with the maintenance, repair, replacement, operation, administration or management of the Complex, and amounts paid to independent contractors for any services in connection with the maintenance, repair, replacement, operation, administration or management of the Complex or any part of it, provided that capital costs in excess of $100,000 which are included in invoices from such independent contractors shall be amortized as required by Section 1.02(22)(A)(xvi);

(xiv)	fees and expenses of architects, engineers, quantity surveyors and other consultants retained by the Landlord on matters relating to the Complex;

(xv)	the costs of uniforms for personnel, and of supplies, tools, equipment and materials used in connection with the maintenance,

repair, replacement, operation, administration, management or caretaking of the Complex;

(xvi)	depreciation of the costs incurred to make alterations, replacements or additions to the Complex intended to reduce the cost of other items included in Operating Costs, improve the operation of the Complex or maintain its operation as a first-class multi-use commercial complex, provided that with respect to capital costs in excess of $100,000 such capital cost shall be amortized in accordance with generally accepted accounting practices in the real estate industry over the useful life, as determined by the Landlord, acting reasonably, of the particular item(s) for which the cost was incurred but any such capital costs of $100,000 or less may be so amortized or charged over any period the Landlord may determine, acting reasonably; costs being depreciated will include, without limitation, costs incurred in respect of alterations, replacements or additions to the roof, elevators and other machinery, equipment, facilities, decorating, flooring, systems, and property installed in or used in connection with the Complex (except to the extent that the costs are charged fully to income account in the Accounting Period in which they are incurred) and interest on the undepreciated portion of the original cost of such items being depreciated, payable monthly, from the date on which the relevant cost was incurred at an annual rate of interest that is two percentage (2%) points above the Bank Rate in effect on the date on which the relevant cost was incurred; the depreciation costs and interest charged under this clause shall be calculated by the Landlord, acting reasonably, in accordance with sound and generally accepted accounting principles, but no depreciation or interest will be charged in respect of any such items installed in conjunction with the original construction of the Complex;

(xvii)	goods and services taxes, business transfer taxes, value-added taxes, multi-stage sales taxes, sales, use or consumption taxes and any like taxes on property and services by or on behalf of the Landlord, except to the extent recoverable by the Landlord;

(xviii)	Capital Tax in respect of the Complex, the Ontario commercial concentration tax and any business or similar taxes or license fees in respect of the business of the Landlord which pertains to the management, operation and maintenance of the Complex;

(xix)	the reasonably day-to-day cost of enforcing and collecting payment of charges to tenants and other occupants including, but not limited to, such actions as initial and reasonable follow-up telephone calls and correspondence to advise of and collect late rents arising from oversight, casual error, late mail service and the like, but in no event including the costs of enforcement procedures against specific defaulting tenants such as legal, bailiff, lock-smithing and other similar fees and charges; and

(xx)	all other direct and indirect costs and expenses of every kind, to the extent incurred in or allocable to the maintenance, repair, replacement, operation, supervision, administration or management of all or any part of the Complex, or any of its appurtenances;
          (B) except to the extent otherwise provided in Part (A) of this definition, Operating Costs shall exclude or shall have deducted therefrom:
(i)	Taxes, HVAC Costs, Janitorial Costs and Utilities Charges;

(ii)	debt service in respect of financing secured by or related to the Complex and interest on debt save for interest payable if, as and when costs and expenses in respect of Operating Costs and/or Taxes temporarily exceed recoveries from time to time in respect thereof;

(iii)	depreciation other than that referred to in Section 1.02(A)(xvi);

(iv)	an amount equal to the net proceeds of insurance actually recovered by the Landlord for damage to the Complex to the extent that the cost to repair such damage is included in Operating Costs;

(v)	an amount equal to recoveries by the Landlord in respect of warranties or guarantees relating to the construction of the Complex or any part of it, to the extent that the repair costs in respect of the work covered by warranty or guarantee is included in Operating Costs;

(vi)	all amounts chargeable directly to specific tenants of the Complex by reason of their excess consumption of water, hydro or other utilities to the extent that those amounts are included in Operating Costs;

(vii)	all Additional Service Costs chargeable to specific tenants of the Complex for Additional Service to the extent that those amounts are included in Operating Costs, including any administrative or overhead charges;

(viii)	an amount equal to the contribution to Operating Costs made by owners or occupants of adjacent buildings who are, by agreement, entitled to use the ramps, truck docks and other facilities located in the Complex including, without limitation, the contribution made by the condominium complex adjacent to the Complex, but not including any rent paid by such condominium complex (or occupants thereof) for parking spaces in the Parking Garage;

(ix)	all amounts which are attributable by the Landlord to the operation of the Parking Garage;

(x)	the Landlord’s cost of acquiring and/or the cost of constructing the Complex, whether paid as debt service or ground rents;

(xi)	tenant inducements, including leasehold improvements allowances, leasing commissions and leasing costs;

(xii)	interest and penalties incurred by reason of the Landlord’s late payment of any amount required to be paid by it under this Lease, unless such late payment was made by the Landlord in good faith in the best interests of the tenants of the Building;

(xiii)	fines and penalties resulting from the violation by the Landlord of any laws and costs incurred in respect of work on the Complex made necessary by the Landlord’s non-compliance with or violation of such laws;

(xiv)	fees or contributions paid by the Landlord to any merchants’ association, promotion fund, advertising fund or the like;

(xv)	any costs relating to or incurred in respect of any food court;

(xvi)	costs of alterations, maintenance and repairs to premises of other tenants of the Building (including, without limitation, any permit, license and/or inspection fees) and/or the cost of relocating tenants;

(xvii)	legal expenses attributable, whether directly or indirectly, to entering into leases or other agreements with, enforcing leases or other agreements against, or otherwise related to disputes with any actual or prospective tenants or other occupant of the Building;

(xviii)	the cost of repairs or other work necessitated by the negligence or willful misconduct of the Landlord, its agents, contractors or employees;

(xix)	corporate, income or profits taxes upon the income of the Landlord or any other taxes which are of a personal nature to the Landlord or the owners of the Complex including, without limitation, the Ontario commercial concentration tax, but excluding Capital Tax in Respect of the Complex;

(xx)	costs incurred due to a breach by the Landlord of any terms of this Lease or any other lease of premises in the Complex and amounts incurred by the Landlord because of its negligence of those for whom it is in law responsible;

(xxi)	expenses associated with excess lands owned by the Landlord;

(xxii)	any amount in excess of $100,000 which is expended by the Landlord to improve or upgrade the Complex and which it is not required to expend to fulfill its obligations under this Lease.
There shall also be credited against Operating Costs amounts received by the Landlord for the use and operation of the Common Facilities.
          (C) in computing Operating Costs, if less than one hundred percent (100%) of the Total Complex Rentable Area is occupied during any period for which a computation must be made, the amount of Operating Costs referable to those components thereof which by their nature increase with increased building occupancy, will be increased (as estimated by the Landlord) to reflect the additional costs that would have been incurred had one hundred percent (100%) of the Total Complex Rentable Area been occupied during that period;
          (D) any costs that are not directly incurred by the Landlord but are chargeable as Operating Costs may be estimated by the Landlord on a reasonable basis to the extent that the Landlord cannot ascertain the exact amount; and
          (E) the taxes enumerated in Section 1.02(22)(A)(xvii) above are included upon the understanding that the in force at the date hereof, and to corresponding credits, if any, in the case of subsequent taxes from time to time in force, the intent being that so long as such credits are available to the Landlord the taxes referred to in Section 1.02(22)(A)(xvii) will not be included.
     (23) “Parking Garage” means those portions of the Complex and lands adjacent thereto which are designated from time to time by the Landlord for parking purposes including, without limitation, the vehicular ramps and other entrances and exits thereto, and all services, facilities and systems contained exclusively within and serving such parking facilities, as the same may from time to time be altered, expanded or reconstructed.
     (24) “Proportionate Share” means, in the case of (a) estimated or actual Operating Costs or Taxes for any period, the fraction which has as its numerator the Rentable Area of the Leased Premises and as it denominator the Total Complex Rentable Area as determined pursuant to Schedule “D” and (b) estimated or actual HVAC Costs and Janitorial Costs for any period, the fraction which has as its numerator the Rentable Area of the Leased Premises and as its denominator the Rentable Area of any and all premises occupied by tenants carrying on business and for which a portion of such HVAC Costs and Janitorial Costs, as the case may be, are being expended.
     (25) “Rent” means Basic Rent and Additional Rent.
     (26) “Rentable Area” of any portion of the Complex means the floor area expressed in square feet, determined in accordance with the method of measurement set out in Schedule “D”

annexed hereto and adjusted from time to time to reflect any addition, reduction, rearrangement or relocation of space.
     (27) “Rules and Regulations” means those rules and regulations stipulated in Schedule “C” annexed hereto, any reasonable amendments thereto and, provided they do not conflict with the terms of this Lease, any further reasonable rules and regulations of which the Tenant receives Notice from the Landlord which the Landlord, in its judgment, may from time to time stipulate for the proper operation of the Complex, and all such amendments and further rules and regulations shall be read as forming a part of this Lease as if the same were embodied herein.
     (28) “Taxes” means all taxes, rates, duties, levies, fees, charges, sewer levies, local improvement rates, and assessments whatsoever imposed, assessed, levied or charged, now or in the future, by any school, municipal, regional, provincial, federal, parliamentary or other governmental body, corporate authority, agency or commission (including, without limitation, school boards and utility commissions), against the Complex or any part thereof and/or the Landlord and/or the owners of the Complex in connection therewith, calculated on the basis of the Complex being assessed as a fully leased and operational building, but excluding (unless specifically referred to above):
(a)	corporate, income or profit taxes upon the income of the Landlord or the owners of the Complex and any other tax of a personal nature to them to the extent such taxes are not levied in substitution or in lieu of any of the realty taxes, rates, etc. referred to in the immediately preceding paragraph;

(b)	business or similar taxes or license fees in respect of the business of the Landlord which pertains to the management, operation and maintenance of the Complex (and which are included in Operating Costs);

(c)	business or similar taxes or license fees in respect of any business carried on by tenants and occupants (including the Tenant) of the Complex;

(d)	Capital Tax in respect of the Complex and the Ontario commercial concentration tax (and which are included in Operating Costs); and

(e)	an amount equal to the contribution (if any) to Taxes made by the condominium complex adjacent to the Complex.
     (29) “Tenant’s Taxes” means the aggregate of:
(a)	all taxes imposed which are separately identified by the lawful taxing authority as being attributable to the personal property, furnishings, fixtures and Leasehold Improvements installed in the Leased Premises; and

(b)	all taxes imposed upon the Tenant which are attributable to the business, income or occupancy of the Tenant or any other occupant of the Leased Premises, and to the use of any of the Common Facilities by the Tenant or other occupant of the Leased Premises.

     (30) “Total Complex Rentable Area” means the aggregate of all Rentable Area (including the Leased Premises) of the Building determined in accordance with Schedule “D” and adjusted from time to time to reflect any addition, reduction, rearrangement or relocation of space.
     (31) “Transfer” means an assignment of this Lease in whole or in part, a sublease of all or any part of the Leased Premises, any transaction whereby the rights of the Tenant under this Lease to the Leased Premises is conferred upon anyone, any mortgage, charge or encumbrance of this Lease or the Leased Premises or any part thereof, or other arrangement under which either this Lease or the Leased Premises becomes security for any indebtedness or other obligations, and includes any transaction or occurrence whatsoever which has changed or might change the identity of the person or persons having lawful use or occupancy of any part of the Leased Premises.
     (32) “Unavoidable Delay” means any delay by a party in the performance of its obligation under this Lease caused in whole or in part by any acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, sabotage, war, blockades, insurrections, riots, epidemics, washouts, nuclear and radiation activity or fallout, arrests, civil disturbances, explosions, breakage of or accident to machinery, any legislative, administrative judicial action which has been resisted in good faith by all reasonable legal means, any act, omission or event, whether of the kind herein enumerated or otherwise, not within the control of such party, and which, by the exercise of control of such party, could not have been prevented, but lack of funds on the part of such party shall not constitute an Unavoidable Delay.
     (33) “Useable Area” of any rentable premises means the floor area expressed in square feet, determined in accordance with Schedule “D” annexed hereto, and adjusted from time to time to reflect any addition, reduction, rearrangement or relocation of space.
     (34) “Utilities” means water, fuel, power, telephone and other utilities furnished by the Landlord to the Complex.
     (35) “Utilities Charge” means the aggregate of:
(a)	to total cost of the Utilities used or consumed in or with respect to the Leased Premises in connection with electricity for lighting, heating, ventilating and cooling and normal office equipment;

(b)	the cost of any other charges levied or assessed in respect of or in addition to the cost of such Utilities, as reasonably determined by the Landlord;

(c)	any costs incurred by the Landlord in determining the Utilities Charge, including, without limitation, professional, engineering and consulting fees; and

(d)	an administration fee of fifteen percent (15%) of the total of the aforementioned costs.

ARTICLE II
LEASED PREMISES – TERM – RENT
Section 2.01 – Leased Premises and Term
In consideration of the rents, covenants and agreements herein contained on the part of the Tenant to be paid, observed and performed, the Landlord leases to the Tenant, and the Tenant leases from the Landlord, the 4th Floor Premises for the Term and the 10th Floor Premises fro that portion of the Term which commences on July 1, 2006 and ends on April 30, 2012.
Section 2.02 – Uses of Additional Areas
The use and occupation by the Tenant of the Leased Premises includes for the purposes of carrying on its business, the non-exclusive right of the Tenant, the Tenant’s employees, agents, invitees, suppliers (subject to the Rules and Regulations) and persons having business with the Tenant in common with the Landlord, its other tenants, sub-tenants and all others entitled or permitted, to the use of the Common Facilities and, to the extent provided in paragraph 2 of Schedule “F” to this Lease, the Parking Garage.
Section 2.03 – Construction of the Leased Premises
Intentionally deleted.
Section 2.04 – Adjustment of Areas
In the event of any expansion or reduction of the Leased Premises after the Commencement Date, the Landlord may from time to time re-measure the Useable Area of the Leased Premises or re-calculate the Rentable Area of the Leased Premises and may re-adjust the Basic Rent and/or the Proportionate Share of Additional Rent accordingly. The effective date of any such re-adjustment shall:
(a)	in the case of an adjustment to the Rentable Area resulting from a change in the aggregate Useable Area of all rentable premises on the floor on which the Leased Premises are situated, be the date on which such change occurred; and

(b)	in the case of a correction to any measurement or calculation error, be the first date as of which such error was introduced in the calculation of Basic Rent or Additional Rent.
Section 2.05 – Covenant to Pay
The Tenant shall pay Basic Rent and Additional Rent as herein provided in lawful money of Canada, without any prior demand therefore and without any deduction, abatement, set-off or compensation whatsoever save as provided in Section 9.01 and, except with respect to set-off, elsewhere in this Lease. The Tenant agrees to pay to the Landlord in addition to Basic Rent and Additional Rent, any goods and services tax, business transfer tax, value-added tax, multi-stage sales tax, sales, use or consumption tax, or any like tax imposed by any governmental authority in respect of this Lease, or in respect of any property or services provided hereunder, including, without limitation, such taxes calculated on or in respect of any Rent (whether Basic Rent or Additional Rent) payable under this Lease; any such tax shall be deemed not to be Rent, but the Landlord shall have the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease. The obligation to pay Additional Rent (and adjustments thereto) shall survive the expiration or sooner termination of this Lease. All amounts payable under this Lease, unless otherwise provided, become due with the next installment of Basic Rent. The Landlord may, at its option, upon Notice to the Tenant direct that the Tenant pay any or all Rent to any other party specified by the Landlord.
Section 2.06 – Basic Rent
The Tenant shall pay from and after the Commencement Date to the Landlord the Basic Rent, such Basic Rent to be computed in accordance with Section 1.01(10) hereof, and payable in equal monthly installments in advance on the first day of each and every month. As soon as reasonably possible after completion of construction of the Leased Premises, the Landlord shall measure the Useable Area of the Leased Premises and shall calculate the Rentable Area of the Leased Premises and only at such time shall any necessary adjustments in the Basic Rent and Additional Rent be made.
If the Commencement Date is not the first day of a calendar month, then the Basic Rent for the first and last months of the Term shall be appropriately adjusted, on a per diem basis, based upon a period of three hundred and sixty-five (365) days, and the Tenant shall pay upon the Commencement Date, the portion of the Basic Rent so adjusted from the Commencement Date to the end of the month in which the Commencement Date occurs.
Section 2.07 – Late Payment Charge
Intentially deleted.
Section 2.08 – Net Lease
The Basic Rent payable under this Lease is intended to be an absolutely net return to the Landlord, except as expressly herein set out. The Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Leased Premises, or the use or occupancy thereof, or the contents thereof or the business carried on therein, except as expressly herein set out. The Tenant shall pay all charges, impositions and outlays of every nature and kind relating to the Leased Premises except as expressly herein set out.
Section 2.09 – Acknowledgment of Commencement Date
The Tenant covenants to execute and return to the Landlord, within fifteen (15) days of written demand from the Landlord, an acknowledgment of the Commencement Date in the form set forth in Schedule “E” annexed hereto, subject to such variations as the facts require.

ARTICLE III
TAXES, OPERATING COSTS, HVAC COSTS AND JANITORIAL COSTS
Section 3.01 – Taxes Payable by Landlord
The Landlord shall pay directly to the appropriate and lawful taxing authorities all Taxes, subject to Sections 3.02 and 3.04 hereof. The Landlord may contest any Taxes and appeal any assessments with respect thereto, withdraw any such contest or appeal, and agree with the taxing authorities on any settlement or compromise with respect to Taxes.
Section 3.02 – Tenant’s Share of Taxes
The Tenant shall pay the Landlord as Additional Rent a share of all Taxes which share be determined as follows:
(a)	if the Leased Premises are separately assessed by the appropriate and lawful taxing authority in question (or, in lieu thereof, calculations are made by such authority from which a separate assessment therefor may, in the Landlord’s reasonable opinion, be readily determined) for the payment of Taxes on a basis which includes a valuation of an aliquot part of the Common Facilities reasonably attributable thereto, and the aggregate of such assessment together with all other corresponding assessments for the remainder of the rentable premises in the Building, equals the total assessment by such taxing authority of the Building and the Common Facilities reasonably attributable thereto, the Tenant shall pay to the Landlord its share of Taxes based upon such separate assessment by multiplying an amount equal to such Taxes by a fraction, the numerator of which is equal to such assessment of the Leased Premises and the denominator of which is the aggregate of all such assessments of rentable premises in the Building, including the Leased Premises;

(b)	if the Leased Premises and the remainder of the rentable premises in the Building, are not respectively separately assessed, or calculations made by which the same may be readily determined, in each case as contemplated in subsection 3.02(a) above, the Tenant shall pay to the Landlord its Proportionate Share of the Taxes assessed against the Building, including a portion of the Taxes attributable to the Common Facilities and allocated to the Building by the Landlord, the amounts of such assessment and allocation, if not determined by allocation or apportionment and identified as such to the Landlord by the appropriate and lawful taxing authority in question, shall be determined by allocation or apportionment by the Landlord from time to time on an equitable basis having regard, amongst other things, to general principles of assessment; and

(c)	if the Tenant elects to be assessed as a separate school supporter, the Tenant will pay to the Landlord, in addition to any other amounts owing pursuant to this Section the excess, if any, of the separate school taxes over public school taxes resulting from such election.
Section 3.03 – Tenant’s Proportionate Share of Operating Costs
The Tenant shall pay to the Landlord as Additional Rent in accordance with Section 3.07 the Proportionate Share of Operating Costs.
Section 3.04 – Tenant’s Taxes
The Tenant shall pay to the appropriate and lawful taxing authorities and shall discharge when the same become due and payable, all Tenant’s Taxes. In the event that the Tenant fails to do so, the same shall be deemed a failure to pay a sum due hereunder as contemplated in subsection 13.01(a) hereof and the Landlord shall have all of the rights or remedies provided in Article XIII in respect thereof.
Section 3.05 – Tenant’s Responsibility
The Tenant shall promptly deliver to the Landlord on request, copies of assessment notices, tax bills and other documents received by the Tenant relating to Taxes and Tenant’s Taxes and receipts for payment of Taxes and Tenant’s Taxes. The Landlord hereby acknowledges that the Landlord is not concerned with those of the Tenant’s Taxes relating to the Tenant’s personal property, furnishings, business, income or occupancy to the extent that the non-payment thereof cannot result in a charge against the Complex or the Leased Premises in favor of the authority levying the same (the “Tenant’s Personal Taxes”) and hereby agrees that the Tenant’s obligations herein to deliver copies of assessment notices, tax bills and other documents relating to Tenant’s Taxes shall not extend to those relating only to Tenant’s Personal Taxes. The Tenant shall not contest any Taxes or Tenant’s Taxes or appeal any assessments relating thereto without the Landlord’s prior written approval. If the Tenant wishes to so appeal and the Tenant can demonstrate to the Landlord, acting reasonably, that the Tenant has a prima facie case in respect thereof, the Landlord will approve the same and co-operate and join in the Tenant’s contestation or appeal to the extent reasonably as required and requested by the Tenant, and any reasonable cost of the Landlord in respect thereof shall be payable forthwith by the Tenant upon the demand by the Landlord as an Additional Service Cost. If the Tenant obtains such approval, the Tenant shall deliver to the Landlord such security for the payment of such Taxes or Tenant’s Taxes as the Landlord deems advisable and the Tenant shall diligently prosecute any such appeal or contestation to a speedy resolution and shall keep the Landlord informed of its progress in that regard from time to time.
Section 3.06 – Proportionate Share of HVAC Costs and Janitorial Costs
The Tenant shall pay to the Landlord as Additional Rent, in accordance with Section 3.07, the Proportionate Share of HVAC Costs and Janitorial Costs.

Section 3.07 – Payment of Estimated Taxes, Operating Costs, HVAC Costs and Janitorial Costs
(a)	The amounts payable by the Tenant pursuant to Section 3.02, 3.03 and 3.06 hereof may be estimated by the Landlord for such period as the Landlord determines from time to time, provided such period shall not exceed twelve (12) months, and the Tenant agrees to pay to the Landlord the amounts so estimated in monthly installments in advance during such period as Additional Rent. Notwithstanding the foregoing, as soon as bills for all or any portion of the said amounts so estimated are received, the Landlord may bill the Tenant for the Proportionate Share thereof and the Tenant shall pay the Landlord such amounts so billed (less all amounts previously paid on account by the Tenant on the basis of the Landlord’s estimate as aforesaid) as Additional Rent on demand.

(b)	Within a reasonable period of time after the end of the period for which such estimated payments have been made, and in any event within one hundred and twenty (120) days of the end of such period, the Landlord shall deliver to the Tenant a statement from the Landlord, confirmed by the Landlord’s independent auditors, of Taxes, Operating Costs, HVAC Costs and Janitorial Costs, together with a calculation of the Tenant’s share of the costs and expenses payable pursuant to Sections 3.02, 3.03 and 3.06 and, if necessary, an adjustment shall be made between the parties in the following manner. Such statement shall be accompanied by sufficient particulars of the amounts sought to be recovered from the Tenant in respect of the foregoing matters as will permit the Tenant to satisfy itself, acting reasonably, as to the propriety of the inclusion thereof in Taxes, Operating Costs, HVAC Costs and Janitorial Costs, as the case may be, in accordance with the provisions hereof. If the Tenant has paid in excess of the amounts due, the excess shall be refunded by the Landlord within a reasonable period of time not to exceed fifteen (15) days after the delivery of the said statement. If the amount the Tenant has paid is less than the amounts due, the Tenant agrees to pay such additional amounts due forthwith upon demand. If any fiscal year during the Term is greater or less than any such period determined by the Landlord as aforesaid, the Tenant’s share of the costs and expenses payable, pursuant to Sections 3.02, 3.03 and 3.06 shall be subjected to a per diem, pro rata adjustment based upon a period of three hundred and sixty-five (365) days. The obligations set out herein shall survive the expiration of the Term or earlier termination of this Lease. Failure of the Landlord to render any statement of Taxes, Operating Costs, HVAC Costs or Janitorial Costs shall not prejudice the Landlord’s right to render such statement thereafter or with respect to any other period. The rendering of any such statement shall also not affect the Landlord’s right to subsequently render an amended or corrected statement. The Landlord shall, from time to time as relevant, and upon the request in writing by the Tenant, provide the Tenant with advice as to the amount of the fee being charged at the relevant time for administration and management contemplated by Section 1.02(22)(A)(xii) of this Lease and an explanation of the basis of calculating such fee.

(c)	The Tenant shall have the right, upon reasonable notice to the Landlord, and at reasonable times during Business Hours during the six (6) month period next following the receipt by the Tenant of the relevant statement(s) referred to in Section 3.07(b) to cause the Tenant’s independent auditor to effect a review of the Landlord’s books and records relating to Taxes, Operating Costs, HVAC Costs and Janitorial Costs, and the fee being charged pursuant to Section 1.02(A)(22)(xii) of this Lease, for the purpose of verifying such statement(s). If such review determines a discrepancy in the Tenant’s favor, the Tenant may give written notice thereof to the Landlord. If the Landlord does not agree with the determination of such review, the parties shall exercise their reasonable good faith efforts to settle such disagreement within ninety (90) days following delivery of the Tenant’s aforesaid notice. Failing agreement within such ninety (90) day period, the matter shall be determined by arbitration pursuant to the provisions of the Arbitration Act, 1991. The Landlord shall pay to the Tenant any amount owing to it. Unless such review determines a discrepancy of at least five percent (5%) in the aggregate in the Tenant’s favor, any out-of-pocket costs of the Landlord in connection with such review will be for the account of the Tenant and shall be payable by the Tenant to the Landlord forthwith upon Notice thereof to the Tenant, as Additional Rent.

The Landlord estimates that the Utilities Charge and the Proportionate Share of Taxes, Operating Costs, HVAC Costs and Janitorial Costs for the 2002 calendar year will be $17.26 per square foot of Rentable Area of the Leased Premises.
ARTICLE IV
COMPLEX – CONTROL AND SERVICES
Section 4.01 – Control of the Complex by the Landlord
The Landlord shall operate and maintain the Complex in a first class and reputable manner as would a prudent landlord of a similar multi-use commercial development, having regard to size, age and location. The Landlord hereby represents and warrants that at the Commencement Date, the Common Use Equipment serving the Leased Premises are in good repair and working order, capable of adequately performing the respective services for which they were intended and installed.
The Complex is at all times subject to the exclusive control, management and operation of the Landlord. Without limiting the generality of the preceding sentence, the Landlord has the right, in its control, management and operation of the Complex and by the establishment of Rules and

Regulations and general policies with respect to the operation of the Complex or any part thereof at all times during the period when the Tenant is given possession of the Leased Premises and throughout the Term to:
(a)	construct improvements in or to the Complex and make alterations and additions thereto, subtractions therefrom, rearrangements thereof (including all entrances and exits thereto), build additional storeys on the Complex and construct additional facilities adjoining or proximate to the Complex;

(b)	relocate or re-arrange the various facilities and improvements comprising the Complex or erected on the Lands from those existing at the Commencement Date; and

(c)	do and perform such other acts in and to the Complex as in the use of good business judgment the Landlord determines to be advisable for the more efficient and proper operations of the Complex. Notwithstanding anything contained in this Lease, and except when necessary in connection with the completion of the Landlord’s rights and obligations provided in this Lease, the Landlord agrees that in exercising its rights hereinbefore set out and in performing its obligations under Section 8.03 it will do so in a manner so as not to unreasonably or materially interfere with the Tenant’s business operations, use and enjoyment of the Leased Premises, nor access to and from the Leased Premises. The Landlord shall exercise any rights contained in this Section and perform any obligations under Section 8.03, in a reasonable and prudent manner so as to minimize any disruption to the Tenant during Business Hours. In the event that in the exercise of its rights or performance of its duties aforesaid, it must proceed with activities of a nature materially interfering with or disruptive of the Tenant’s business operations, use and enjoyment of the Leased Premises or access to or from them, it will use its reasonable efforts to do so after Business Hours. In no event shall any such interference or disruption be of a permanent nature.
Section 4.02 – Landlord’s Service
(a)	The Landlord shall provide climate control to the Leased Premises during HVAC Hours to maintain a temperature adequate for occupancy, except during the making of repairs, alterations or improvements, and provided the Landlord shall have no responsibility or liability for failure to supply climate control service when stopped as aforesaid or when prevented from so doing by strikes or other Unavoidable Delay. Any rebalancing of the climate system in the Leased Premises necessitated by the installation of partitions, equipment or fixtures by the Tenant or by any use of the Leased Premises not in accordance with the design standard of such system will be performed by the Landlord at the Tenant’s expense as an Additional Service to the Tenant. The Tenant acknowledges that the adjustment and balancing of the climate control systems may not be finalized until the Building is substantially occupied by tenants.

(b)	Subject to the Rules and Regulations, the Landlord shall furnish, except when repairs, maintenance or replacements are being made, elevator and escalator service during Business Hours in common with others, provided that the Tenant and its employees and all other persons using the same shall do so at their own risk. The Landlord agrees that it will operate at least one elevator or escalator serving the Leased Premises at all times in addition to Business Hours (except during Unavoidable Delay), such operation to be carried out however in a manner consistent with the Landlord’s security arrangements from time to time in place.

(c)	The Landlord will provide janitorial services to the Leased Premises consistent with the standards of a first-class office building. The Landlord shall not be responsible for any indirect or consequential damages sustained by the Tenant or others as a result of any act or omission or commission on the part of the persons employed to perform such work. Such work shall be done at the Landlord’s direction without interference by the Tenant and its servants or employees.

(d)	The Landlord shall make available electricity for normal lighting and miscellaneous power requirements and, in normal quantities, water and other public utilities generally made available to other tenants of the Building by the Landlord on a 24 hour per day, 7 days per week basis, except when prevented from doing so by Unavoidable Delay or any other event beyond the reasonable control of the Landlord.
Section 4.03 – Substitution
At any time, the Landlord may substitute for either or both the 4th Floor Premises and the 10th Floor Premises (the premises with respect to which substitution is being made being hereinafter called the “Old Premises”) other premises in the Building (the “New Premises”), in which event (i) if all of the 4th Floor Premises and the 10th Floor Premises have been so substituted, the New Premises shall be deemed to be the Leased Premises and (ii) if only part of the 4th Floor Premises and the 10th Floor Premises have been so substituted, the New Premises shall be deemed to be part of the Leased Premises, and in either case for all purposes hereunder, provided that the New Premises shall be similar in area and utility to the Old Premises for the Tenant’s purposes. If the Tenant is occupying the Old Premises at the time of such substitution, the Landlord shall pay the reasonable expense of moving the Tenant, its property, trade fixtures and equipment to the New Premises and other direct and proper costs and shall, at its sole cost, improve the New Premises with Leasehold Improvements equal to or better than those located in the Old Premises. If the Tenant is not occupying the Old Premises at the time of such substitution but subsequently occupies the New Premises, the Landlord shall pay such expense and costs when the Tenant so occupies the New Premises. If the Rentable Area of the Leased Premises increases as a result of such substitution, the Rentable Area of the Leased Premises shall nevertheless be deemed not to have increased for the purposes of the Tenant’s monetary obligations under this Lease. If all of the 4th Floor Premises and the 10th Floor Premises is substituted and there is sufficient available rentable space in the Building so that the New Premises can be contiguous (either on the same floor or on floors which are immediately above or below each other), the New Premises shall be contiguous. If less than all of the 4th Floor Premises and the 10th Floor Premises is substituted and there is sufficient available rental space in the Building so that the New Premises can be contiguous with that portion of the Leased Premises which is not substituted (either on the same floor or on floors which are immediately above or below each other), the New Premises shall be contiguous with that portion of the Leased Premises which is not substituted.
ARTICLE V
UTILITIES AND ADDITIONAL SERVICES
Section 5.01 – Charge for Utilities
The Tenant shall be solely responsible for and shall promptly pay to the Landlord, or as the Landlord otherwise directs, in the manner hereinafter provided as Additional Rent, the Utilities Charge applicable to the Leased Premises. The Utilities Charge applicable to the Leased Premises shall be reasonably and equitably allocated by the Landlord on the basis of the Rentable Area of the Leased Premises. The Utilities Charge shall be payable in equal monthly installments in advance on the basis of the rate determined by the Landlord’s engineer from time to time. The Landlord shall be entitled, acting equitably, to allocate to the Leased Premises an Additional Service Cost for any Additional Service in respect of usage of Utilities in the Leased Premises in excess of those covered by the basic rate. In order to more accurately determine an increased use of electricity by the Tenant, the Landlord is entitled at its option and at the Tenant’s expense to install check meters in the Leased Premises.
Section 5.02 – Additional Services of the Landlord
Subject to Article 4 hereof, and excluding services supplied by the Landlord and charged to the Tenant as Operating Costs, HVAC Costs, Janitorial Costs and the Utilities Charge, one hundred and fifteen percent (115%) of the cost to the Landlord of all Additional Services provided by the Landlord or its agent to the Tenant shall be payable forthwith by the Tenant, upon demand by the Landlord, as an Additional Service Cost. Such services shall include any services performed at the Tenant’s request including, without limitation, maintenance, repair, special janitorial or cleaning services, construction of additional Leasehold Improvements, replacement of non-standard bulbs, tubes and ballasts and any electrical or elevator service provided during hours other than Business Hours. Such services shall also include any services provided at the Landlord’s reasonable discretion including, without limitation, supervising and approving any work performed pursuant to Article 8, operating elevators for the sole benefit of the Tenant and supervising the movement of furniture, equipment, freight and supplies for the Tenant. Additional Services provided by the Landlord or its agent on behalf of the Tenant in respect of any of the Tenant’s obligations set out in the Lease which the Tenant fails to perform shall be one hundred and twenty-five percent (125%) of the cost to the Landlord without duplication of charge to the Tenant under any other section of this Lease.

Section 5.03 – Third Party Services
Excluding services supplied by the Landlord and charged to the Tenant as Operating Costs or as an Additional Service Cost, the Tenant shall be solely responsible for, and promptly pay to the appropriate third party, all charges for services used or consumed in or provided to the Leased Premises, including, without limitation, rug shampooing, telephone service and other services not available through the Landlord. In no event will the Landlord be liable to the Tenant in damages or otherwise for any failure to supply any third-party services to the Leased Premises.
ARTICLE VI
USE OF LEASED PREMISES
Section 6.01 – Use of the Leased Premises
The Leased Premises shall be used for general office purposes and purposes ancillary thereto, provided such purposes comply with the terms, covenants and conditions of this Lease and all applicable laws, by-laws, regulations or other governmental ordinances from time to time in existence. The Leased Premises may not be used for any other purposes.
Section 6.02 – Observance of Law
The Tenant shall at its sole cost and expense and, where applicable, in compliance with Sections 8.01 and 8.02 hereof promptly observe and comply with all laws or requirements of all governmental authorities, including federal, provincial and municipal legislative enactments, by-laws and other regulations and all other authorities having jurisdiction, including fire insurance underwriters, now or hereafter in force (collectively “Laws”) which pertain to or affect the Leased Premises, the Tenant’s use of the Leased Premises or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. The Tenant shall carry out all modifications, alterations or changes of or to the Leased Premises and the Tenant’s conduct of business in or use of the Leased Premises which are required by any such authorities.
The obligations of the Tenant referred to in the paragraph immediately preceding shall not apply with respect to any laws relating to or affecting the structure of the Complex or to any other matter to the extent that the same did not comply with the requirements of all laws in force as of the Commencement Date and has not since been made to comply therewith by the Landlord. The Landlord shall comply with all Laws relating to or affecting the structure of the Complex or any other matter or area of work originally included in the construction of the Complex which was not in compliance with the laws in force as of the Commencement Date.

ARTICLE VII
INSURANCE AND INDEMNITY
Section 7.01 – Tenant’s Insurance
(a)	The Tenant shall throughout the period that the Tenant is given possession of the Leased Premises and during the entire Term, at its sole cost and expense, take out and keep in full force and effect, the following insurance:
(i)	all-risk property insurance in an amount equal to the full replacement cost thereof upon property of every description and kind owned by the Tenant or for which the Tenant is liable, or installed by or on behalf of the Tenant and which is located within the Complex including, without limitation, Leasehold Improvements, tenant’s fixtures, the Tenant’s stock-in-trade, furniture and personal property provided that if there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord, acting reasonably, shall be conclusive;

(ii)	business interruption insurance in such amount as well reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 7.01(a)(i) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or the Building as a result of such perils;

(iii)	comprehensive general and legal liability insurance, including personal injury liability, contractual liability and owners’ and contractors’ protective insurance coverage with respect to the Leased Premises and the Tenant’s use of the Complex, coverage to include the activities and operations conducted by the Tenant and any other person for whom the Tenant is in law responsible. Such policies shall be written on a compressive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) for bodily injury to any one or more persons or property damage, and such higher limits as the Landlord, acting reasonably, or the Mortgagee requires from time to time and is customary in the real estate industry at the time, and shall contain a severability of interests clause and a cross-liability clause; and

(iv)	any other form of insurance which the Landlord, acting reasonably, requires from time to time in form, in amounts and for risks against which a prudent tenant would insure.
(b)	All policies shall:

(i)	be taken out with insurers acceptable to the Landlord, acting reasonably;

(ii)	be in a form satisfactory from time to time to the Landlord, acting reasonably;

(iii)	be non-contributing with and shall apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee;

(iv)	not be invalidated as respects the interests of the Landlord and of the Mortgagee by reason of any breach or violation of any warranties, representations or conditions contained in the policies;

(v)	contain any undertaking by the insures to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof; and

(vi)	name the Landlord and the Mortgagee as additional insured parties, as their interests may appear, and, in respect of property damage insurance, incorporate the Mortgagee’s standard mortgage clause.
(c)	Certificates of insurance on the Landlord’s standard form or in a form satisfactory to the Landlord, acting reasonably, evidencing the Tenant’s compliance with its insurance obligations hereunder, or if required by the Mortgagee certified copies of each such insurance policy will be delivered to the Landlord as soon as practicable after the placing of the required insurance. Provided that no review or approval of any such insurance certificate by the Landlord shall derogate from or diminish the Landlord’s rights or the Tenant’s obligations contained in this Article.

(d)	If the Tenant fails to take out or keep in force any insured referred to in this Section 7.01, or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within two (2) Business Days after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of such insurance, the reasons therefor), the Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord on demand as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

(e)	The Tenant agrees that in the event of damage or destruction to the Leasehold improvements in the Leased Premises covered by insurance pursuant to Section 7.01(a)(i), unless the Lease is terminated pursuant to Section 9.01 or Section 9.02 hereof, the Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such Leasehold Improvements. In the event of damage to or destruction of the Complex or the Building entitling the Landlord to terminate the Lease pursuant to Section 9.01(b) or 9.02, then if the Leased Premises have also been damaged or destroyed, the Tenant shall forthwith pay to the Landlord all of its insurance proceeds relating to the Leasehold Improvements in the Leased Premises and if the Leased Premises have not been damaged or destroyed, the Tenant shall upon demand deliver to the Landlord in accordance with the provisions of this Lease the Leasehold Improvements and the Leased Premises.
Section 7.02 – Increase in Insurance Premiums
The Tenant shall not keep, use, sell or offer to sell in or upon the Leased Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Leased Premises, the Building or the Complex. If:
(a)	the occupation of the Leased Premises;

(b)	the conduct of business in the Leased Premises; or

(c)	any act or omission of the Tenant in the Complex or any part thereof;
causes or results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Complex, the Tenant shall pay any such increase in premiums as Additional Rent forthwith upon demand by the Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Leased Premises, a schedule issued by the organization (operating at arm’s length from the Landlord) computing the insurance rate on the Complex showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all requirements of any insurer now or hereafter in effect pertaining to or affecting the Leased Premises, the Building or the Complex.
Section 7.03 – Cancellation of Insurance
If any insurance policy upon the Complex or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant or by any assigns or sub-tenant of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, the Tenant shall deliver to the Landlord within five (5) days after Notice thereof by the Landlord, but not less than two (2) Business Days prior to the cancellation or reduction of such coverage, its proposal to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage. The Tenant shall immediately proceed to remedy such condition in accordance with such proposal, provided that if such proposal is not satisfactory to the Landlord’s insurer, acting reasonably, or the Tenant fails to diligently remedy such condition in accordance with such proposal, the Landlord shall be entitled to forthwith remedy such condition at the Tenant’s expense.

Section 7.04 – Loss or Damage
The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Complex, or damage to property of the Tenant or of others located on the Leased Premises or elsewhere in the Complex, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, except for any such death, injury, loss or damage which results fro the negligence of the Landlord, its agents, servants or employees or other persons fro whom it may in law be responsible, and provided that in no event shall the Landlord be responsible for any loss, injury or damage contemplated by Section 7.07(b), or for any indirect or consequential damages sustained by the Tenant or others. Without limiting the generality of the foregoing but subject to the exceptions to the limitation of the liability of the Landlord set out herein, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling ceiling fixtures (including part or all of the ceiling T grid system) and diffuser coverings, steam, gas, electricity, water, rain, flood, snow or leaks from any of the Leased Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Complex or from the street or any other place or by dampness or by any other cause whatsoever. The Landlord shall not be liable for any such damage caused by other tenants or persons in the Complex or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and except in the event of the negligence of the Landlord, its agents, servants or employees or other persons for whom it may be in law responsible (but subject to the provision in this Section 7.04 respecting loss, injury or damage contemplated by Section 7.07(b) and indirect or consequential damages), the Tenant shall indemnify the Landlord and save it harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by the Tenant’s insurers.
Section 7.05 – Landlord’s Insurance
The Landlord shall at all times throughout the Term carry:
(a)	insurance on the Building (excluding the foundations and excavations but including Leasehold Improvements installed in rentable premises within the Building with the approval of the Landlord) and the machinery, boilers and equipment contained therein or servicing the Building and owned by the Landlord or the owners of the Complex (specifically excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 7.01 or similar sections of their respective leases) against damage by fire and extended perils or all-risks coverage;

(b)	public liability and property damage insurance with respect to the Landlord’s operations in the Complex;

(c)	loss of rental income insurance, or loss of insurable gross profits commonly insured against by the prudent landlords, including loss of all rentals receivable from tenants in the Complex in accordance with the provisions of their leases, including basic additional rentals; and

(d)	such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable.
Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar multi-use commercial development, having regard to size, age and location. Notwithstanding the Landlord’s covenant contained in this Section 7.05, and notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord, and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.
Section 7.06 – Indemnification
Except as provided in Section 7.07(a) but notwithstanding any other provision of this Lease, the Tenant shall indemnify the Landlord and save it harmless from and against any loss (including loss of Basic Rent and Additional Rent), claims, actions, damages, liability and expenses (collectively “Damages”) in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this Lease, or any occurrence in, upon or at the Leased Premises, or the occupancy or use by the Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Leased Premises by the Tenant (provided that if any Damages result from an act or omission occasioned in part by the Tenant, the Tenant’s obligation to indemnify as aforesaid shall be in proportion to its fault). If the Landlord shall, without fault on its part, be made a party of any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The Tenant shall also pay all costs, expenses and reasonable legal fees (on a solicitor and his client basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease unless a Court shall decide otherwise.
Except to the extent of any loss, injury or damage caused by the Tenant or those for whom the Tenant is in law responsible, the Landlord shall indemnify the Tenant and its directors, officers, employees and agents and save them harmless from and against any and all liabilities, claims, damages, losses and expenses due to or arising from:
(a)	any breach by the Landlord of any provisions of this Lease;

(b)	any loss, injury (including death) or damage in respect of persons or property arising out of or in connection with any negligence of the Landlord or those for whom the Landlord is in law responsible on or about the Complex.

Section 7.07 – Limitations of Liability
(a)	the Tenant shall not be liable to the Landlord in respect of any loss, injury or damage insured by the Landlord under Sections 7.05(a) and (c) to the extent of any recovery by the Landlord under such insurance or any amount which, in the case of insurance which the Landlord has agreed, but failed to carry, or in the case of any other default by the Landlord of its insurance obligations under this Article VII, could reasonably have been expected to have been recovered; and

(b)	The Landlord shall not be liable to the Tenant in respect of any loss, injury or damage to property insured or required to be insured by the Tenant under Sections 7.01(a)(i) and (ii).
ARTICLE VIII
MAINTENANCE, REPAIRS AND ALTERATIONS
Section 8.01 – Maintenance and Repairs by the Tenant
(a)	Subject to Sections 9.01 and 9.02, the Tenant shall at all times at its sole cost, keep and maintain the Leased Premises, exclusive of Common Use Equipment, in good order, first class condition and repair (which shall include, without limitation, periodic painting and decoration), as determined by the Landlord, acting reasonably, subject only to normal wear and tear not inconsistent with good order, first class condition and repair.

(b)	The Tenant shall examine the Leased Premises before taking possession thereof and unless the Tenant furnishes the Landlord with a notice in writing specifying any defect in the construction of the Leased Premises within seven (7) days after such taking of possession, the Tenant shall conclusively be deemed to have examined the Leased Premises, to have agreed that they are in order, and such taking of possession without the giving of such notice as aforesaid within such seven (7) day period is conclusive evidence against the Tenant that at the time thereof the Leased Premises were in good order and satisfactory condition, subject to latent defects, if any. The Tenant agrees that there is no promise, representation or undertaking by or binding upon the Landlord with respect to the use of the Leased Premises or any alteration, remodeling or redecorating of or installation of equipment or fixtures in the Leased Premises, except such, if any, as are expressly set forth in this Lease or the Agreement to Lease.
Section 8.02 – Landlord’s Approval of the Tenant’s Repairs, Replacements, Leasehold Improvements and Trade Fixtures
Whether prior to the Commencement Date or during the Term of this Lease or any renewal or extension hereof, the Tenant shall not make any repairs, replacements, Leasehold Improvements or install trade fixtures in any part of the Leased Premises without first obtaining the Landlord’s written approval, such approval not to be unreasonably withheld or delayed, and in connection therewith the Tenant shall, prior to commencing any such work, submit to the Landlord:
(a)	for its prior approval details of the proposed work, including drawings and specifications prepared by qualified architects, engineers or other qualified persons acceptable to the Landlord, acting reasonably, conforming to good engineering practice;

(b)	such indemnification against liens, costs, damages and expenses (including its costs and expenses incurred, or which may be incurred, in reviewing the proposed work and supervising its completion) and such insurance coverages as the Landlord reasonably requires; and

(c)	evidence satisfactory to the Landlord, acting reasonably, that the Tenant has obtained at its expense all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities having jurisdiction.
All such repairs, replacements, Leasehold Improvements or trade fixtures made or installed by the Tenant to the Leased Premises approved of by the Landlord shall be performed:
(i)	with first class materials owned by the Tenant (except that trade fixtures need not be owned by the Tenant) at the sole cost of the Tenant;

(ii)	by competent workmen approved by the Landlord, such approval not to be unreasonably withheld or delayed, and whose labor union affiliations are capatible with others employed by the Landlord and its contractors;

(iii)	in a good and workmanlike manner;

(iv)	in accordance with the drawings and specifications approved by the Landlord, such approval not to be unreasonably withheld or delayed; and

(v)	in accordance with the reasonable regulations, guidelines and controls from time to time issued by the Landlord in respect thereof and subject to the supervisions and inspection of the Landlord.
If any such repairs, replacements, Leasehold Improvements or trade fixtures would affect the structure of the Building, or any of the Common Use Equipment or their warranties, such work shall, at the option of the Landlord, be performed by the Landlord as an Additional Service. If such would affect such warranties, the Landlord may reasonably refuse to allow such work to be done. Upon completion thereof, and thereafter to the extent requiring ongoing maintenance, repair or replacement, the Tenant shall pay to the Landlord the Additional Service Cost in respect thereof.
Upon being invoiced therefor, the Tenant shall pay to the Landlord, as Additional Rent, a fee equal to five (5) percent of the cost of any repairs, replacements, Leasehold Improvements and trade fixtures constructed or installed by or on behalf of the Tenant in the Leased Premises to cover the cost of the Landlord’s supervision and overhead during construction or installation thereof. In addition, if the Landlord’s architects and engineers responsible for the Complex are not retained by the Tenant to complete any of the same in the Leased Premises affecting the structure of the Complex or any Common Use Equipment, any cost or expense charged to the Landlord by such architects and engineers in respect of approval of plans or supervision of such work will be payable by the Tenant as Additional Rent upon being invoiced by the Landlord. It is expressly acknowledged by the Landlord that the fee referred to in this paragraph is in respect of construction and installations by or on behalf of the Tenant taking place during the Term.
Section 8.03 – Maintenance and Repairs by the Landlord
(a)	The Landlord covenants with the Tenant to keep in a good and reasonable state of repair, and consistent with the general standards of comparable office buildings of comparable age in the immediate area of the Complex, but subject to Sections 9.01 and 9.02, and with the exception of reasonable wear and tear:
(i)	those portions of the Complex consisting of the courts, concourses, lobbies, landscaped areas, entrances and other facilities from time to time provided for common use and enjoyment, and the exterior portions of all buildings and structures from time to time forming part of the Complex and affecting its general appearance;

(ii)	the Building (other than the Leased Premises and premises of other tenants) including the structure, foundation, roof, exterior walls, the Common Use Equipment, the elevators, escalators, entrances, stairways, corridors and lobbies and washrooms from time to time provided for use in common by the Tenant and other tenants of the Buildings and the system provided for bringing utilities to the Leased Premises; and

(iii)	the structural members or elements of the Leased Premises.
(b)	Subject to Sections 9.01 and 9.02, the Landlord covenants with the Tenant to repair Insured Damage.

(c)	The Tenant acknowledges and agrees that the Landlord is not liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of the Tenant or the Tenant’s servants, clerks, employees, invitees or other persons by reason of failure of any equipment, facilities or systems servicing the Building unless caused by the negligence of the Landlord or those for whom it is in law responsible (but in no event shall the Landlord be liable for indirect or consequential damages or for damages for personal discomfort, illness or inconvenience as aforesaid) or of reasonable delays in the performance of any repairs, replacements and maintenance for which the Landlord is responsible pursuant to this Lease and no such delay shall entitle the Tenant to any compensation or abatement whatsoever.

(d)	If the Tenant refuses or neglects to carry out any repairs properly required to be carried out by it under this Lease and to the reasonable satisfaction of the Landlord, the Landlord may, after Notice of default to the Tenant as required by Section 13.07 and the Tenant being given an opportunity to cure such default as set forth therein, but shall not be obliged to, make such repairs without being liable for any loss or damage that may result to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof and upon completion thereof, the Tenant shall pay to the Landlord the Additional Service Cost in respect thereof without duplication of charge to the Tenant under any other section of this Lease.
Section 8.04 – Surrender of the Leased Premises
At the expiration or earlier termination of the Term, the Tenant shall peaceably surrender and yield up the Leased Premises to the Landlord in as good condition and repair as the Tenant is required to maintain the Leased Premises throughout the Term and the Tenant shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for the payment of rent and shall inform the Landlord of all combinations of locks, safes and vaults, if any, in the Leased Premises. The Tenant shall, however, remove all of its trade fixtures and any Leasehold Improvements if requested by the Landlord as provided in Section 8.08 hereof before surrendering the Leased Premises as aforesaid and shall forthwith repair any damage to the Leased Premises caused by their installation (unless such installation has been approved by the Landlord) or removal failing which such may be completed by the Landlord as an Additional Service. The Tenant’s obligations under this covenant shall survive the expiration of the Term or earlier termination of this Lease.
Section 8.05 – Repair Where the Tenant is At Fault
Save for the limitation of liability contained in Section 7.07(a) but notwithstanding any other provision of this Lease, if the Complex or any part thereof, or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Complex or any other structural portions thereof require repair or replacement or become damaged or destroyed by reason of any act, omission to act, neglect or default of the Tenant or those for whom the Tenant is in law responsible or through any of them in any way stopping up or damaging the climate control, heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Complex or the Building, the cost of the resulting repairs, replacements or alterations, to the extent of the act, omission to act, neglect or default of the Tenant or those for whom it is in law responsible, shall be an Additional Service Cost to the Tenant.

Section 8.06 – Tenant Not to Overload Facilities
The Tenant shall not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the Leased Premises, and the Tenant will not bring into the Leased Premises or install any utility, electrical or mechanical facility or service which the Landlord does not approve. The Tenant agrees that if any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them at the Tenant’s expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord and the cost thereof shall be Additional Service Cost to the Tenant.
Section 8.07 – Tenant Not to Overload Floors
The Tenant shall not bring upon the Complex or the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight, size or use might in the opinion of the Landlord damage the Complex or the Leased Premises.
Section 8.08 – Removal and Restoration by Tenant
(a)	All Leasehold Improvements shall immediately become the property of the Landlord upon affixation or installation without compensation therefore to the Tenant, but the Landlord is under no obligation to repair, maintain or insure any Leasehold Improvements. Leasehold Improvements and trade fixtures shall not be removed from the Leased Premises either during or at the expiration or earlier termination of the Term except that:
(i)	the Tenant may during the Term in the usual or normal course of its business and without the prior written consent of the Landlord remove its trade fixtures, provided that such trade fixtures have become excess for the Tenant’s purposes or the Tenant is substituting new and similar trade fixtures therefor, and provided that the Tenant is not in default under this Lease; and

(ii)	the Tenant shall, immediately prior to the expiration of the Term and at its own cost remove, all trade fixtures and such of the Leasehold Improvements as the Landlord requires to be removed and shall forthwith repair any damage to the Leased Premises caused by their installation (unless such installation has been approved by the Landlord) and removal, failing which such may be completed by the Landlord as an Additional Service to the Tenant.
(b)	If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, the trade fixtures shall, at the option of the Landlord, become the property of the Landlord and, as an Additional Service to the Tenant, may be removed from the Leased Premises and sold or disposed of by the Landlord in such manner as it deems advisable.

All property of the Tenant remaining on the Leased Premises after the termination of the tenancy shall be deemed to have been abandoned by the Tenant in favor of the Landlord and may be disposed of by the Landlord as its discretion without prejudice to the rights of the Landlord to claim damages from the Tenant for failure to remove the same.
Section 8.09 – Notice by the Tenant
The Tenant shall when it becomes aware of same notify the Landlord by Notice of any damage to or deficiency or defect in any part of the Complex, including the Leased Premises, any equipment or utility systems or any installations located therein notwithstanding the fact that the Landlord may have no obligations with respect to same.
Section 8.10 – Tenant to Discharge All Liens
The Tenant shall at all times during the period that the Tenant is engaged in the construction or installation of its improvements or has been given possession of the Leased Premises and throughout the Term promptly pay all its architects, engineers, contractors, materialmen, suppliers and workmen and all charges incurred by or on behalf of the Tenant for any work, materials or services which may be done, supplied or performed at any time in respect of the Leased Premises and the Tenant shall do any and all things necessary so as to ensure that no lien is registered against the Complex or any part thereof or against the Landlord’s interest in the Leased Premises (including, without limitation, obtaining a waiver of lien from its contractors and subcontractors) and if any lien is made, filed or registered, the Tenant shall discharge it or cause it to be discharge forthwith at the Tenant’s expense.
If the Tenant fails to discharge or cause any such lien to be discharged as aforesaid, then in addition to any other right or remedy of the Landlord, the Landlord, after giving written notice to the Tenant of its failure as aforesaid and a reasonable opportunity for the Tenant to cure such failure (not exceeding fifteen (15) days), may but it shall not be obligated to discharge the same by paying the amount claimed to be due into Court and the amount so paid by the Landlord and all costs and expenses, including reasonable legal fees ( on a solicitor and his client basis) incurred as a result of the registration of any such lien shall be immediately due and payable by the Tenant to the Landlord as Additional Rent on demand.
Section 8.11 – Signs and Advertising
Subject to compliance with laws and approval of the Landlord if such signage is to be connected to the Building’s electrical system, such approval not to be unreasonably withheld, the Tenant may install signage in the Leased Premises necessary to identify and advertise its business. The Landlord will prescribe a uniform pattern of identification signs for tenants to be placed on the outside of the doors leading into the Leased Premises, and other than such identification signs, the Tenant shall not paint, affix or display any sign, picture, advertisement, notice, lettering or decoration on any part of the Complex or the Leased Premises for exterior view without the prior written consent of the Landlord which consent may be unreasonably withheld. Any such signs shall remain the property of the Tenant and shall be maintained at the Tenant’s sole cost and expense. At the expiration of the Term or earlier termination of this Lease, the Tenant shall remove any such sign, picture, advertisement, notice, lettering or decoration from the Leased

Premises at the Tenant’s expense and shall promptly repair all damage caused by any such installation and removal failing which such may be performed by the Landlord as an Additional Service to the Tenant. The Tenant’s obligation to observe and perform this covenant shall survive the expiration of the Term or earlier termination of this Lease. The Tenant shall be entitled at its expense to have its name shown upon the directory board of the Building. The Landlord shall design the style of such directory board and shall in its own discretion determine the location of the same.
ARTICLE IX
DAMAGE AND DESTRUCTION
Section 9.01 – Destruction of the Leased Premises
(a)	If the Leased Premises are at any time destroyed or damaged (including, without limitation, smoke and water damage) as a result of fire, the elements, accident or other casualty required to be insured against by the Landlord pursuant to Section 7.05 hereof or otherwise insured against by the Landlord, and if as a result of such occurrence:
(i)	The Leased Premises are rendered untenantable only in part, this Lease shall continue in full force and effect and the Landlord shall, subject to Sections 9.01(b) and 9.02(a) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises to the extent only of its obligation under Section 8.03, and Basic Rent and Additional Rent shall abate proportionately to the portion of the Leased Premises rendered untenantable from the date of the destruction or damage and until the Landlord’s repairs have been completed;

(ii)	the Leased Premises are rendered wholly untenantable, this Lease shall continue in full force and effect and the Landlord shall, subject to Sections 9.01(b) and 9.02(a) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises to the extent only of its obligations under Section 8.03 and Basic Rent and Additional Rent shall abate entirely from the date of the destruction or damage and until the Landlord’s repairs have been completed;

(iii)	the Leased Premises are not rendered untenantable in whole or in part, this Lease shall continue in full force and effect, the rent and other amounts payable by the Tenant shall not terminate, be reduced or abate and the Landlord shall, subject to Sections 9.01(b) and 9.02(a) hereof, commence diligently to reconstruct, rebuild or repair the Leased Premises to the extent only of its obligation under Section 8.03.

(b)	Notwithstanding anything contained in Section 9.01(a), if the Leased Premises are damaged or destroyed by any cause whatsoever, and if, in the opinion of the Landlord reasonably arrived at, the Leased Premises cannot be reconstructed, rebuilt or repaired and made fit for the purpose of the Tenant within ninety (90) days of the happening of the damage or destruction, the Landlord, instead of reconstructing, rebuilding or repairing the Leased Premises in accordance with Section 9.01(a), may at its option elect to terminate this Lease by giving to the Tenant Notice of termination within thirty (30) days after such damage or destruction, and thereupon Basic Rent, Additional Rent and other payments for which the Tenant is liable under this Lease shall be apportioned and paid to the date of such damage or destruction, and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord in accordance with the terms of this Lease.

(c)	Upon the Tenant being given Notice by the Landlord that the Landlord’s repairs have been substantially completed, the Tenant shall forthwith complete all reconstruction, rebuilding or repairs to the Leased Premises which are the Tenant’s responsibility under Section 8.01 and all other work required to fully restore the Leased Premises for business in every case at the Tenant’s cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of supply, installation or construction of Leasehold Improvements in the Leased Premises. The Tenant shall diligently complete the Tenant’s repairs.

(d)	Nothing in this Section 9.01 requires the Landlord to rebuild the Leased Premises in the condition and state that existed before any such occurrence, provided that the Leased Premises as rebuilt will have reasonably similar, and at least the, facilities and services to those in the Leased Premises prior to the damage or destruction having regard, however, to the age of the Complex at such time.
Section 9.02 – Destruction of the Complex
(a)	Notwithstanding anything contained in this Lease and specifically notwithstanding the provisions of Section 9.01 hereof, if:
(i)	thirty-five percent (35%) or more of the area of the Building; or

(ii)	fifty percent (50%) or more of the Total Complex Rentable Area;
is damaged or destroyed by any cause whatsoever (irrespective of whether the Leased Premises are damaged or destroyed) and if, in the opinion of the Landlord reasonably arrived at, the area of the Building or the Total Complex Rentable Area, as the case may be, so damaged or destroyed cannot be rebuilt or made fit for the purposes of the respective tenants of such space within on hundred and eighty (180) days of the happening of the damage or destruction; then and so often as any of such events occur, the Landlord may, at its option (to be exercised by Notice to the Tenant within sixty (60) days following any such occurrence), elect to terminate this Lease. In the case of such election, the Term and the tenancy hereby created shall expire upon the sixtieth (60th) day after such notice is given, without indemnity or penalty payable by, or any other recourse against the Landlord, and the Tenant shall, within such sixty (60) day period, vacate the Leased Premises and surrender them to the Landlord, with the Landlord having the right to re-enter and repossess the Leased Premises discharged of this Lease and to expel all persons and remove all property therefrom. Basic Rent and Additional Rent shall be due and payable without deduction or abatement subsequent to the destruction or damage and until the date of termination, unless the Leased Premises shall have been destroyed or damaged as well, in which event Section 9.01 shall apply.
(b)	If all or any part of the Complex is at any time destroyed or damaged as set out in Section 9.02(a), and the Landlord does not elect to terminate this Lease in accordance with the rights hereinbefore granted, the Landlord shall, following such destruction or damage, commence diligently to reconstruct, rebuild or repair, if necessary, that part of the Complex or the Building which was damaged or destroyed, but only to the extent of the Landlord’s responsibilities pursuant to the terms of the various leases for the premises in the Complex and the Building including, without limitation, this Lease, as the case may be, and exclusive of any tenant’s responsibilities set out therein. If the Landlord elects to repair, reconstruct or rebuilt the Complex and the Building, as the case may be, or any part thereof, the Landlord may repair, reconstruct or rebuild according to plans and specifications and working drawings other than those used in the original construction of the Complex and the Building, as the case may be, or any part thereof, provided that such plans, specifications and working drawings shall provide for facilities which, in all material respects, are the same as those in existence prior to such destruction or damage.
ARTICLE X
TRANSFER AND SALE
Section 10.01 – Assigning and Subletting
The Tenant will not enter into, consent to or permit a Transfer without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld or delayed, but shall be subject to the Landlord’s rights under Section 10.02. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account the following factors in deciding whether to grant or without its consent:
(a)	whether any such Transfer is in violation or breach of any covenants or restrictions granted by the Landlord to other tenants or occupants or prospective tenants or occupants in the Complex;

(b)	whether any such Transfer will result in a material change in the character of public traffic to and from the Leased Premises or in a use of the Leased Premises incompatible with the other occupants of the Complex and the use of their premises;

(c)	whether in the Landlord’s reasonable opinion the financial background, business history and capability of the proposed transferee is satisfactory;

(d)	intentionally deleted, and

(e)	whether the proposed person or entity to whom the Transfer being made is an existing tenant in the Complex.
The consent by the Landlord to any Transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against a Transfer is construed so as to include a prohibition against any Transfer by operation of law and no Transfer shall take place or be deemed to have been consented to or approved by reason of a failure by the Landlord to give notice to the Tenant within fifteen (15) days as required by Section 10.02.
Notwithstanding the foregoing provisions of this Section 10.01 and Section 10.02 but subject to Section 10.03, the Tenant shall have the right, without being required to obtain the consent of the Landlord but upon prior written notice to the Landlord and the transferee entering into an agreement with the Landlord as provided in Section 10.03(a)(i), to enter into a Transfer wherein the transferee is a holding body corporate, a subsidiary body corporate or an affiliate (as those terms are defined in the Business Corporations Act (Ontario)), in each case of the Tenant (and in each case sometimes hereinafter called a “Permitted Transferee”).
Section 10.02 – Landlord’s Consent
For the purposes of this Section 10.02, “Tenant” means the Tenant, and any subtenant of all or any part of the Leased Premises.
If the Tenant intents to effect a Transfer, then and so often as much event shall occur, the Tenant shall give prior written notice to the Landlord of such intent specifying therein the proposed transferee, the type of Transfer contemplated, the portion of the Leased Premises affected thereby and the financial and other terms of the Transfer relevant to this Lease and the Leased Premises and shall provide such information with respect thereto including, without limitation, information concerning the proposed transferee and the principals thereof and as to any credit, financial or business information relating to the proposed transferee and the principals thereof as the Landlord or the Mortgagee reasonably require together with copies of any documents which record the particulars of the proposed Transfer. The Landlord shall within fifteen (15) days after having received such notice and all such necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer in accordance with the provisions and qualifications in this Article X.

Section 10.03 – Conditions of Transfer
(a)	If there is a permitted Transfer, the Landlord may accept rent from the transferee and apply the net amount collected to the rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payment by the transferee shall be deemed a waiver of the provisions of Article X hereof or the acceptance of the transferee as tenant or a release of the Tenant from the further performance by the tenant of the covenants or obligations on the part of the Tenant herein contained. Any consent by the Landlord shall be subject to the Tenant executing and causing any such transferee to promptly execute an agreement directly with the Landlord agreeing:
(i)	to be bound by all of the terms, covenants and conditions contained in this Lease as if such transferee had originally executed this Lease as tenant; and

(ii)	provided the Landlord is entitled to otherwise withhold its consent, to amend the Lease so as to incorporate any conditions imposed by the Landlord in its consent acting reasonably and in accordance with the provisions of this Lease.
(b)	Notwithstanding any such Transfer permitted or consented to by the Landlord, the Tenant shall be jointly and severally liable with the transferee under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

(c)	Intentionally deleted.

(d)	Any document or consent evidencing any Transfer permitted by the Landlord or setting out any terms applicable to such Transfer or the rights and obligations of the Tenant or the transferee thereunder, shall be prepared by the Landlord or its solicitors, and all reasonable legal and other costs with respect thereto shall be paid by the Tenant to the Landlord or its solicitors forthwith upon demand as Additional Rent, together with an administrative fee payable to the Landlord in the amount of Three Hundred Dollars ($300).

(e)	Where the Landlord gives its consent to a Transfer, the Tenant shall pay forthwith to the Landlord as Additional Rent any consideration (whether profit or otherwise but net of all reasonable out-of-pocket costs incurred by the Tenant in connection therewith) received by the Tenant (in its capacity as assignor, sublessor or transferor) and relating to this Lease and/or the Leased Premises whether directly or indirectly from any assignee, sublessee or transferee, whether in the form of cash, goods or services.

Section 10.04 – No Advertising of the Leased Premises
The Tenant shall not print, publish, post, display or broadcast any notice or advertisement or otherwise advertise the whole or any part of the Leased Premises for the purpose of any Transfer and it shall not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice or advertisement is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, any text or format proposed by the Tenant shall not contain any reference to the Rent nor to any proposed rent sought by the Tenant of and for the Leased Premises.
Section 10.05 – Corporate Ownership
For the purposes of this Section, “Change of Control” means the transfer or issue by sale, assignment, transmission on death, encumbrance, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of the corporation or partnership.
If the Tenant is a corporation or partnership or if the Landlord has consented to a Transfer to a corporation or a partnership, any actual or proposed Change of Control in such corporation or partnership shall be deemed to be a Transfer and subject to all of the provisions of this Article X.
The Tenant shall make available to the Landlord, or its representatives, all of its corporate or partnership books and records, as the case may be, for inspection at all reasonable times, to enable the Landlord to ascertain whether there has been any Change in Control of the Tenant from time to time.
Section 10.06 – Assignment by the Landlord
The Landlord, at any time and from time to time, may sell, transfer, lease, assign or otherwise dispose of the whole or any part of its interest in the Complex, and at any time and from time to time may enter into any Mortgage of the whole or any part of its interest in the Complex. If the party acquiring such interest shall have agreed, so long as it holds such interest, to assume and to perform each of the covenants, obligations and agreements of the Landlord under this Lease in the same manner and to the same extent as if originally named as the Landlord in this Lease, the Landlord shall thereupon be released from all of its covenants and obligations under this Lease.
ARTICLE XI
ACCESS AND ALTERATIONS
Section 11.01 – Right of Entry
The Landlord and its agents have the right to enter the Leased Premises at all reasonable times on at least twenty-four (24) hours notice to the Tenant (or at any time in case of emergency, and then without notice) to examine the same and to make such repairs, alterations, changes, checks, adjustments, calibrations, improvements or additions to the Leased Premises or the Complex or any part thereof or systems therein or any adjacent to the Leased Premises, provided that in exercising such right the Landlord shall use reasonable efforts to prevent disruption of the

Tenant’s business. The Tenant shall not obstruct any pipes, conduits, ducts, mechanical shafts or electrical equipment so as to prevent reasonable access thereto.
Section 11.02 – Right to Show Leased Premises
The Landlord and its agents have the right to enter the Leased Premises at all reasonable times on at least twenty-four (24) hours notice to the Tenant to show them to prospective purchasers or Mortgagees and during the twelve (12) months prior to the expiration of the Term to prospective lessees.
Section 11.03 – Entry Not Forfeiture
No entry into the Leased Premises or anything done therein by the Landlord pursuant to a right granted by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by the Landlord in writing) shall constitute a re-entry or forfeiture, or any actual or constructive eviction. The Tenant shall have no claim for injury, damages or loss suffered as a result of any such entry or thing done by the Landlord. Subject to the provisions of Section 9.01 of this Lease, the rent required to be paid pursuant to this Lease shall not abate or be reduced due to loss or interruption of business of the Tenant or otherwise while any repairs, alterations, changes, adjustment, improvements or additions permitted by this Lease are being made by the Landlord.
Section 11.04 – Landlord’s Covenant for Quiet Enjoyment
The Landlord hereby covenants to perform or cause to be performed all of the obligations of the Landlord under this Lease, and further covenants that if the Tenant pays the Basic Rent and Additional Rent and continuously performs all its obligations under this Lease, the Tenant shall, subject to the terms and conditions of this Lease, peaceably possess and enjoy the Leased Premises throughout the Term without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, through or under the Landlord.
ARTICLE XII
STATUS STATEMENT, ATTORNMENT AND SUBORDINATION
Section 12.01 – Status Statement
Within a ten (10) days after request by Notice therefor by either party, such party shall deliver to the other, in a reasonable form, a status statement or a certificate to the requesting party, or to the Mortgagee, or to any proposed Mortgagee or purchaser or as the Landlord may otherwise direct, stating (if such is the case):
(a)	that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements);

(b)	the Commencement Date;

(c)	the date to which Basic Rent and Additional Rent have been paid under this Lease;

(d)	whether there is any existing or alleged default by either party under this Lease with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent thereof; and

(e)	whether there are any defences or counterclaims against enforcement of the obligations to be performed by the Tenant under this Lease; and

(f)	intentionally deleted.
Section 12.02 – Subordination and Attornment
It is a condition of this Lease and the Tenant’s rights granted hereunder that this Lease and all of the rights hereunder are and shall at all times be subject and subordinate to any and all Mortgages from time to time in existence against the Lands. Upon request, the Tenant shall subordinate the Lease and all of its rights hereunder in such form as the Landlord reasonably requires to any and all Mortgages, and to all advances made or hereafter to be made upon the security thereof and, if requested, the Tenant shall attorn to the holder thereof. Any subordination will provide that the rights of the Tenant under this Lease shall not be interfered with so long as the Tenant is not in default hereunder. The form of such subordination shall be as required by the Landlord, acting reasonably, or any Mortgagee.
Section 12.03 – Attorney
The Tenant irrevocably constitutes the Landlord, its agent and attorney for the purpose of executing any agreement, certificate, attornment or subordination required by this Lease if the Tenant fails to execute and deliver such documents within ten (10) days after request by the Landlord.
Section 12.04 – Financial Information
Intentionally deleted.
Section 12.05 – Acknowledgement of Title
The Tenant acknowledges that its interest under this Lease is subject to:
(a)	covenants, restrictions, easements, agreements and reservations of record, and any easements, licenses, rights-of-way and cost sharing arrangements and agreements respecting the same hereafter made in connection with the provision of access or services to the Complex or otherwise in connection with the Common Facilities and which may affect the Landlord’s title;

(b)	all laws, by-laws, ordinances, regulations and orders of the City of Toronto, Municipality of Metropolitan Toronto, Province of Ontario and

Government of Canada, and of all statutory commissions, boards and bodies having jurisdiction over the Leased Premises;

(c)	the condition of the Landlord’s title existing at the date hereof; and

(d)	municipal realty taxes, local improvement rates, duties, assessments, water and sewer rates and other impositions accrued or unaccrued.
ARTICLE XIII
DEFAULT
Section 13.01 – Right to Re-enter
If and whenever:
(a)	the Tenant fails to pay any Basic Rent or Additional Rent or other sums due hereunder on the day or dates appointed for the payment thereof (providing the Landlord first gives five (5) days Notice to the Tenant of any such failure); or

(b)	the Tenant fails to observe or perform any other of the terms, covenants or conditions of this Lease to be observed or performed by the Tenant (other than the terms, covenants or conditions set out below in subparagraphs (c) to (l), inclusive, for which no Notice shall be required), provided the Landlord first gives the Tenant ten (10) days (or such longer period of time as is reasonable in the circumstances) Notice of any such failure to perform and the Tenant within such period of ten (10) days fails to commence diligently and, thereafter to proceed diligently to cure any such failure to perform; or

(c)	the Tenant falsifies any report or statement required to be furnished to the Landlord pursuant to this Lease, or any agent of the Tenant falsifies any such report or statement and the Tenant knows or ought to have known of such falsification; or

(d)	the Tenant or any Guarantor of this Lease or any person occupying the Leased Premises or any part thereof or any licensee, concessionaire or franchisee operating any business in the Leased Premises become bankrupt or insolvent or takes the benefit of any act now or hereafter in force for bankrupt or insolvent debtors or files any proposal or makes any assignment for the benefit of creditors or any arrangement or compromise; or

(e)	a receiver or a receiver and manager is appointed for all or a portion of the property of the Tenant, any Guarantor or any such occupant, licensee, concessionaire or franchisee; or

(f)	any steps are taken or any action or proceedings are instituted by the Tenant or by any other party including, without limitation, any court or governmental body of competent jurisdiction for the dissolution, winding-up or liquidation of the Tenant or its assets and, in the case of steps taken or any action or proceedings instituted by a third party, they are not set aside within twenty (20) days of the Tenant receiving notice thereof; or

(g)	intentionally deleted; or

(h)	intentionally deleted; or

(i)	intentionally deleted; or

(j)	the Tenant purports to make a Transfer, except in a manner permitted by this Lease; or

(k)	this Lease or any of the Tenant’s assets are taken under any writ of execution; or

(l)	re-entry is permitted under any other terms of this Lease.
then and in every such case, the Landlord, in addition to any other rights or remedies it has pursuant to this Lease or by law, has the immediate right of re-entry upon the Leased Premises and it may repossess the Leased Premises and enjoy them as of its former estate and may expel all persons and remove all property from the Leased Premises and such property may be removed and sold or disposed of by the Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.
Section 13.02 – Right to Re-let
If the Landlord elects to re-enter the Leased Premises as herein provided or it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as are necessary to re-let the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole discretion, acting reasonably, considers advisable. Upon each such re-letting, all rent received by the Landlord from such re-letting shall be applied, first, to the payment of any indebtedness other than Basic Rent or Additional Rent due hereunder from the Tenant to the Landlord; second, to the payment of any brokerage fees and legal fees and of costs of such alterations, repairs and re-letting; third, to the payment of Basic Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same becomes due and payable hereunder. If such rent to be received from such re-letting during any month is less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency which shall be calculated and paid monthly in advance on or before the first day of each and every month. No such re-entry or taking possession of the Leased Premises by the

Landlord shall be construed as an election on its part to terminate this Lease unless a Notice of such intention is given to the Tenant. Notwithstanding any such re-letting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
Section 13.03 – Termination
If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of such breach, including the cost of recovering the Leased Premises, legal fees (on a solicitor and his client basis) and including the worth at the time of such termination of the excess, if any, of the amount of Basic Rent, Additional Rent and charges equivalent to the Basic Rent, Additional Rent and other charges required to be paid pursuant to this Lease for the remainder of the stated Term over the then reasonable rental value of the Leased Premises for the remainder of the stated Term (such reasonable rental value to take into account all rents received by the Landlord as a result of its re-letting of the Leased Premises pursuant to Section 13.02), all of which amounts shall be immediately due and payable by the Tenant to the Landlord.
Section 13.04 – Accelerated Rent
In any of the events referred to in Section 13.01, in addition to any and all other rights available to the Landlord, the full amount of the current month’s installment of Basic Rent and of all Additional Rent for the current month, together with the next three (3) months installments of Basic Rent and of all Additional Rent for the next three (3) months, all of which shall be deemed to be accruing due on a day-to-day basis, shall immediately become due and payable as accelerated rent, and the Landlord may immediately distrain for the same, together with any arrears then unpaid.
Section 13.05 – Expenses
If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Basic Rent or Additional Rent or any other amount due under the Lease, or because of the breach of any other terms, covenants or conditions herein contained on the part of the Tenant to be kept or performed, and such breach is established, the Tenant shall pay to the Landlord all reasonable expenses incurred therefor, including legal fees (on a solicitor and client basis).
Section 13.06 – Waiver of Exemption From Distress
The Tenant hereby agrees with the Landlord that notwithstanding anything contained in Section 30 of Chapter 236 of the Revised Statutes of Ontario, 1980, or any Statute subsequently passed to take the place of or amend the said Act, none of the good and chattels of the Tenant at any time during the continuance of the Term on the Leased Premises shall be exempt from levy by distress for Basic Rent or Additional Rent in arrears and the Tenant waives any such exemption. If any claim is made for such exemption by the Tenant or if a distress is made by the Landlord, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

Section 13.07 – Landlord May Cure Tenant’s Default or Perform Tenant’s Covenants
Subject to any appeal or contest by the Tenant under which the Tenant is permitted hereunder to withhold or delay payment, if the Tenant fails to pay when due any amounts or charges required to be paid pursuant to this Lease, the Landlord after giving five (5) Business Days Notice to the Tenant may, but shall not be obligated to, pay all or any part of the same. If the Tenant is in default in the performance of any of its covenants or obligations hereunder (other than the payment of Basic Rent, Additional Rent or other sums required to be paid pursuant to this Lease), the Landlord may, but shall not be obligated to, from time to time after given the Tenant twenty (20) days (or such longer period of time as is reasonable in the circumstances or without notice in the case of an emergency). Notice of any such failure to perform and the Tenant within such period of twenty (20) days fails to commence diligently and, thereafter, to proceed diligently to cure any such failure, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things as may be required, including, without limitation, entering upon the Leased Premises and doing such things upon or in respect of the Leased Premises or any part thereof as the Landlord reasonably considers requisite or necessary. All expenses incurred and expenditures made pursuant to this Section 13.07 including the Landlord’s overhead in connection therewith plus a sum equal to twenty-five percent (25%) thereof shall be paid by the Tenant as Additional Rent forthwith upon demand without duplication of charge of the Tenant under any other section of this Lease.
Section 13.08 – Additional Rent
If the Tenant is in default in the payment of any amounts or charges required to be paid pursuant to this Lease, they shall, if not paid when due, be collectible as Additional Rent forthwith on demand, but nothing herein contained is deemed to suspend or delay the payment of any amount of money at the time it becomes due and payable hereunder, or limit any other remedy of the Landlord. The Tenant agrees that the Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord sees fit. All such moneys payable to the Landlord hereunder shall bear interest at a rate per annum which is five (5) percentage points in excess of the Bank Rate calculated on a daily basis from the time such sums become due until paid by the Tenant.
Section 13.09 – Remedies Generally
Mention in this Lease of any particular remedy of the Landlord in respect of the default by the Tenant does not preclude the Landlord from any other remedy in respect thereof, whether available at law or in equity or by statute or expressly provided in this Lease. No remedy shall be exclusive or dependent upon any other remedy, but the Landlord may from time to time exercise any one or more of such remedies generally or in combination, such remedies being cumulative and not alternative. In the event of a breach or threatened breach by the Tenant of any of the covenants, provisions or terms hereof, the Landlord shall have the right to invoke any remedy allowed at law or in equity (including injunction) as if re-entry and other remedies were not provided for herein.

Section 13.10 – Holding Over
If the Tenant shall hold over after the original Term or any extended term hereof with the consent of the Landlord, such holding over shall be construed to be a tenancy from month to month only and shall have no greater effect, any custom, statute, law or ordinance to the contrary notwithstanding. Such month-to-month tenancy shall be governed by the terms and conditions hereof, notwithstanding any statutory provision or rule of law to the contrary. During any such period of holding over, if the Landlord objects thereto, the Tenant shall be required to pay the monthly Basic Rent payable during the month immediately preceding the expiration or termination of this Lease times two (2), plus all Additional Rent payable hereunder. The rights of the Landlord under this section shall be in addition to all other remedies available to the Landlord under this Lease or otherwise at law or in equity arising as a result of such holding over.
Section 13.11 – No Waiver
The failure of the Landlord to insist upon a strict performance of any of the covenants and provisions herein contained shall not be deemed a waiver of any rights or remedies that the Landlord may have and shall be deemed a waiver of any subsequent breach or default in the covenants and provisoes herein contained.
ARTICLE XIV
MISCELLANEOUS
Section 14.01 – Rules and Regulations
The Rules and Regulations adopted and promulgated by the Landlord from time to time acting reasonably including, without limitation, those set out in Schedule “C” attached, are hereby made a part of this Lease as if they were embodied herein, and the Tenant shall comply with and observe the same, provided that, with respect to any Rules and Regulations adopted and promulgated after the date hereof, they do not conflict with the terms and provisions of this Lease. The Rules and Regulations may differentiate between the different types of business in the Building, but the Rules and Regulations will be adopted and promulgated by the Landlord acting reasonably and in such manner as would a prudent landlord of a reasonably similar commercial development. Failure by the Tenant to keep and observe any of the Rules and Regulations now or from time to time in force constitutes a default under this Lease in such manner as if the same were contained herein as covenants. The Landlord reserves the right from time to time to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Building as in the Landlord’s judgment acting reasonably are needed from time to time for the safety, case, cleanliness and more efficient operation of the Building or the Complex and for the preservation of good order therein, provided that, with respect to any Rules and Regulations adopted and promulgated after the date hereof, they do not conflict with the terms and provisions of this Lease. Notice of the Rules and Regulations and amendments and supplements, if any, shall be given to the Tenant and the Tenant shall thereupon comply with and observe all such Rules and Regulations, provided that no Rule or Regulation shall contradict any terms, covenants and conditions of this Lease.

The Landlord is not responsible to the Tenant in the event of non-observance or violation of any of such Rules and Regulations or of the terms, covenants or conditions of any other lease of the premises in the Complex and is under no obligation to enforce any such Rules and Regulations or terms, covenants or conditions.
Section 14.02 – Deposit
The Landlord acknowledges receipt from the Tenant of the Deposit which shall be applied to the Basic Rent and Additional Rent first coming due hereunder.
Section 14.03 – Pest Control
At the Landlord’s option, the Landlord may enter into a service contract for the control and extermination of pests and vermin providing for regular inspections and spraying of the Leased Premises and other premises in the Complex in order to control pests and vermin in accordance with all applicable laws, by-laws, ordinances and regulations of any governmental or other authority having jurisdiction. The Landlord and the holder of such service contract from time to time shall have a right to enter the Leased Premises at all reasonable times for the purposes of performing such service contract in accordance with Article XI of this Lease. All costs incurred by the Landlord under such service contract shall be included in Operating Costs.
Section 14.04 – Obligations As Covenants
Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.
Section 14.05 – Amendments
This Lease shall not be modified or amended except by an instrument in writing of equal formality herewith and signed by the parties hereto or by their permitted successors or assigns.
Section 14.06 – Certificates
The following certificates shall be conclusive and binding upon the parties to this Lease in respect of any question of fact or opinion in dispute with respect to the matters stipulated (unless a manifest error can be demonstrated, the Tenant having the right of review referred to in Section 3.07(c)):
(a)	a certificate procured by the Landlord from an independent architect, professional engineer, quantity surveyor or other individual qualified in the Landlord’s opinion, acting reasonably, as to the Rentable Area or the Useable Area of the Leased Premises, or the Total Complex Rentable Area, any question of fact concerning the completion of any construction or other work either by the Landlord or the Tenant, the extent to which the completion of any such work has been delayed by Unavoidable Delay, the time necessary to complete repairs, the allocation of insurance proceeds, whether the Complex or any part thereof is being kept in good repair, order and condition as required by this Lease, the determination or allocation of any costs of utilities, the appropriateness of costs and expenses included in Operating Costs, HVAC Costs and Janitorial Costs, the allocation of Taxes to the Leased Premises, the cause of any destruction or damage, the extent to which rentable premises in the Complex are incapable of being used fro their intended purposes by reason of any destruction or damage;

(b)	a certificate procured by the Landlord from a licensed public accountant, who may be the Landlord’s auditor or employee, as to any question of fact or opinion concerning the computation of Taxes, Operating Costs, HVAC Costs and Janitorial Costs and the proper amount of any payment to the Landlord or the Tenant under this Lease; and

(c)	The Architect and any of the Landlord’s engineers, auditors, assessors, consultants and other similar parties acting under or in connection with this Lease will be, where required by law, qualified to practice in Ontario and their decisions or determinations will be governed by generally accepted practices and procedures standard to their profession or vocation, to the extent applicable.
Any certificate procured by the Landlord shall be prepared using generally accepted practices and procedures appropriate to such certificate.
Section 14.07 – Time
Time shall in all respects be of the essence of this Lease.
Section 14.08 – Successors and Assigns
This Lease and everything contained shall extend to and bind and ensure to the benefit of the Landlord and its successors and assigns and the Tenant and the Guarantor, if any, and their respective heirs, executors, administrators and permitted successors and assigns. No rights shall ensure to the benefit of any transferee unless the provisions of Article X hereof are complied with.
Section 14.09 – Governing Law
This Lease shall be construed and governed by the laws of the Province of Ontario.
Section 14.10 – Headings
The section numbers, article numbers, headings and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such paragraphs or articles of this Lease nor in any way affect this Lease.

Section 14.11 – Entire Agreement
This Lease and schedules attached hereto and forming a part hereof and the Agreement to Lease set forth all the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them, other than as are herein and therein set forth; for greater certainty, the Tenant acknowledges that it has not entered into the Agreement to Lease or this Lease on the basis of any information contained in the promotional brochure for the Building. In the event of a conflict between the provisions of this Lease and the provisions of the Agreement to Lease, the provisions of this Lease shall prevail.
Section 14.12 – Severability
If any term, covenant or condition of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.
Section 14.13 – No Option
The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.
Section 14.14 – Occupancy Permit
Provided further that notwithstanding the Commencement Date of the Lease as hereinbefore set out, the Tenant shall not be permitted to enter into possession of the Leased Premises until the Tenant has obtained, at its sole expense, an occupancy permit from the proper governmental authority. The Landlord in its sole discretion may waive this provision, provided further the Tenant agrees to use its best efforts to obtain same prior occupancy.
Section 14.15 – Place for Payments
All payments required to be made by the Tenant herein shall be made to the Landlord at the Landlord’s Address or to such agent or agents of the Landlord or at such other place as the Landlord shall hereafter from time to time direct by Notice.
Section 14.16 – Extended Meanings
The words “hereof”, “herein”, “hereunder” and similar expression used in any section or subsection of this Lease relate to the whole of this Lease and not to that section or subsection only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference, even though the Landlord or the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply to the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
Section 14.17 – No Partnership Or Agency
The Landlord does not in any way or for any purpose become a partner of the Tenant in the conduct of its business or otherwise or a joint venture or a member of a joint enterprise with the Tenant, nor is the relationship of principal and agent created.
Section 14.18 – Unavoidable Delay
Notwithstanding anything to the contrary contained in this Lease, if either party hereto is bona fide delayed, or hindered in or prevented from the performance of, any term, covenant or act required hereunder by reason of Unavoidable Delay, then performance of such term, covenant or act is excused for the period of the delay and the party so delayed, hindered or prevented shall be entitled to perform such term, covenant and act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Section do no operate to excuse the Tenant from the prompt payment of Basic Rent, Additional Rent or any other payments required by this Lease.
Section 14.19 – Registration
(a)	Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant shall register this Lease or any assignment or sublease of this Lease or any document evidencing any interest of the Tenant in the Lease or the Leased Premises. Either party may register a document (a “Notice of Lease”) for the purpose only of giving notice of this Lease or of any permitted Transfer, provided that the Notice of Lease shall:
(i)	be prepared by the part who wishes to register it (or its solicitors) at such party’s expense;

(ii)	in the case of a Notice of Lease which the Tenant wishes to register, be approved by the Landlord prior to registration, such approval not to be unreasonably withheld; and

(iii)	only describe the parties, the Leased Premises, the Commencement Date, the expiration of the Term, any right to renew or extend the Term, any right to other space in the Building and any right to parking in the Parking Garage.
(b)	All costs, expenses and taxes necessary to register or file the application to register notice of this Lease or of any permitted Transfer shall be the sole responsibility of the party wishing to effect registration, and such party will complete any necessary affidavits required for registration purposes.

Section 14.20 – Joint and Several Liability
The liability to pay Rent and perform all other obligations under this Lease of each individual, corporation, group, partnership or business association signing this Lease or otherwise agreeing to be bound by the terms hereof and of each partner or member of any such group, partnership or business association, the partners or members of which are by law subject to personal liability (including, in any event, any person who ceases to be a partner or member or any person who becomes a partner or member, in each case following the execution of this Lease), shall be deemed to be joint and several.
Section 14.21 – Name of Complex
The Landlord may designate, change, alter or remove the name of the Complex or any part thereof at any time without requiring the Tenant’s consent thereto or incurring any liability to the Tenant thereby.
Any trade name or mark adopted by the Landlord for the Complex shall be used by the Tenant only in association with its business conducted in or from the Leased Premises and subject to such limitations, regulations and restrictions as the Landlord may from time to time impose on its use. The Tenant will not acquire any rights to or interest in any such trade name or mark and shall cease all use thereof upon ceasing to be a permitted occupant of the Leased Premises.
Section 14.22 – Changes in the Complex
This Lease shall affect only the Lands from time to time comprising the Building as designated by the Landlord and as such Lands may from time to time be altered, varied, diminished, enlarged or supplemented by the Landlord. The Tenant shall, at the request of the Landlord, enter into such further assurances, releases or other documents as may reasonably be required by the Landlord to give effect to such alteration, variation, diminution, enlargement or supplementation, provided such does not unreasonably affect access to, or the Tenant’s use and enjoyment of, the Leased Premises or the Tenant’s use and enjoyment of the Common Facilities.
Section 14.23 – Additional Provisions
(a)	Whenever in this Lease the consent, approval, leave, designation, judgment, exercise of discretion (including, without limitation, the determination of any estimate to be made by the Landlord pursuant to the terms of this Lease), permission or similar decision is required of the Landlord or of the Tenant or their respective Architects, engineers, auditors, assessors, consultants and other similar consultants, except as otherwise specifically provided to the contrary and subject to any covenants or restrictions granted by the Landlord, acting in good faith and for valid business reasons, to the Mortgagee, other tenants or occupants or prospective tenants or occupants in the Complex, such consents, approvals, leaves, designations, judgments, exercises of discretion, permissions or decisions shall not be exercised or withheld unreasonably and such parties shall be bound to act reasonably and within such time limitations as are reasonable in all of the circumstances and subject to the specific provisions of this Lease.
(b)	Where the Landlord itself performs work on the Tenant’s behalf pursuant to this Lease or provides services, including Utilities, to the Leased Premises, unless otherwise expressly provided herein, the Landlord’s charges will be on a comparable basis to the charges of others performing work or providing services of a similar nature and quality plus any other administrative or overhead charge agreed to by the parties or as otherwise provided for in this Lease.
ARTICLE XV
GUARANTEE
Section 15.01 – Guarantee of Performance
Intentionally deleted.
Section 15.02 – Further Assurances
Intentionally deleted.
     IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease.

LANDLORD:	STOCKTON & BUSH 2345 LIMITED

Per:

	Name:	Gerry S. Gotfrit
	Title:	President
I/We have authority to bind the corporation.

TENANT:	OSI Group Inc.

By:

Name:
Title:

By:

Name:
Title:
I/We have authority to bind the corporation.

SCHEDULE “A” – PLAN SHOWING LOCATION OF LEASED PREMISES
The Floor Plan is for identification purposes only and is not to be interpreted as being a representation or warranty on the part of the Landlord as to the exact location, configuration and layout.

SCHEDULE “A” Page 1
The 4th Floor Premises
[Diagram not shown]

SCHEDULE “A” Page 2
The 10th Floor Premises
[Diagram not shown]

SCHEDULE “B” – LEGAL DESCRIPTION
Remainder of Parcel A-1, Section A-806, being part of Lot 1, Concession 1, East of Yonge Street and Part of Lot A, Plan 806, designated as Parts 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20, Plan 66R-16134, City of Toronto, Municipality of Metropolitan Toronto.
Land Titles Division of Metropolitan Toronto (No. 66).
TOGETHER WITH a right of way over Part of said Lot A, Plan 806 designated as Parts 2 and 3 on Plan 66R-15953 as set out in CT 462768.
TOGETHER WITH the following easements:
(a)	over the common elements of Metropolitan Toronto Condominium Plan No. 962;

(b)	over part of said Lot A, Plan 806 designated as Part 23 on Plan 66R-16134; and

(c)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 4 and 8 on Plan 66R-16134;
all as set out in D-248666.
SUBJECT TO the following easements in favor of the owner of part of Lot 1, Concession 1, East of Yonge Street and part of Lot A, Plan 806, City of Toronto, Municipality of Metropolitan Toronto, and being Parts 1, 2, 3, 4, 5, 6, 8, 21, 22 and 23 on Plan 66R-16134 (Metropolitan Toronto Condominium Plan No. 962):
(a)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 12, 14, 15 and 16 on Plan 66R-16134;

(b)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Part 13 or Plan 66R-16134;

(c)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 17, 18 and 19 on Plan 66R-16134;

(d)	over part of said Lot 1, Concession 1, East of Yonge Street designated as Part 11 on Plan 66R-16134;

(e)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 on Plan 66R-16134;

(f)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 on Plan 66R-16134;

(g)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 on Plan 66R-16134; and

(h)	over part of said Lot 1, Concession 1, East of Yonge Street and part of said Lot A, Plan 806 designated as Parts 7, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 on Plan 66R-16134;

SCHEDULE “C” – RULES AND REGULATIONS – OFFICE TENANT
1.	The sidewalks, hallways, entries, passages, elevators and staircase shall not be obstructed or used by the Tenant, his agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the Leased Premises. The Landlord reserves entire control of all parts of the Complex employed for the common benefit of the tenants and, without restricting the generality of the foregoing, the sidewalks, entries, corridors and passage not within the Leased Premises, washrooms, lavatories, air-conditioning closets, fan rooms, janitors’ closets, electrical closets and other closets, stairs, elevator shafts, flues, stacks, pipe shafts and ducts, and shall have the right to place such signs and appliances therein as it may deem advisable, provided that ingress to and egress from the Leased Premises is not unduly impaired thereby.

2.	The Tenant, his agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right, in its sole discretion, to prescribe the weight permitted and the position thereof and the use and design of planks, skids or platforms to distribute the weight thereof. All damages done to the Complex by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only between 6:00 o’clock p.m. and the following 8:00 o’clock a.m. or any other time consented to by the Landlord and the persons employed to move the same in and out of the Complex must be acceptable to the Landlord. Safes and other heavy equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Complex except through facilities and designated doors and at hours designated by the Landlord, acting reasonably and under the supervision of the Landlord, and the Tenant shall pay the reasonable expense in connection therewith.

3.	All persons entering and leaving the Complex at any time other than during normal business hours shall register in the books kept by the Landlord at or near the night entrance, and the Landlord will have the right to prevent any person from entering or leaving the Complex unless provided with a key or key-card to the Leased Premises to which such person seeks entrance, or a pass in a form to be approved by the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

4.	In connection with any computer-accessed security system for after-hours operation which the Landlord may operate from time to time, such will result in personnel of the Tenant receiving a computer access key-card or being apprised of a personal combination for the purpose of access to the Building and/or the Leased Premises. An initial deposit may be required for the Tenant for each key-card and charges will be made for loss of or changes to key-cards. No one, other than the Landlord’s staff or security personnel, will have access to t outside entrance doors of the Building. The Landlord shall have absolute control respecting security of the Complex.

5.	The Tenant shall advise the Landlord of the names of its personnel who are to be issued any such key-card or personal combination and of changes thereto forthwith. Should a key or key-card be lost, or should a personal combination come to the knowledge of any unauthorized person, the Tenant shall forthwith advise the Landlord. The Landlord shall not be required to open the entrance door to the Leased Premises for the purpose of permitting entry therein to any person not having a key or key-card that permits access to the Leased Premises. If guests or visitors of the Tenant require access to the Leased Premises after Business Hours, the Landlord may require that the Tenant come to the lobby and escort the guest or visitor directly to the premises. Tenant should advise the Landlord if the Leased Premises are to remain closed and unoccupied for a duration longer than five (5) days.

6.	The Tenant shall not place or cause to be placed any additional locks or locking devices upon any doors of the Leased Premises without the approval of the Landlord, and subject to any conditions imposed by the Landlord. Additional keys or key-cards must be obtained from the Landlord at the cost of the Tenant, and all keys or key-cards must be so keyed to integrate with the key or key-card systems of the Complex.

7.	The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances (other than such substances as the water closets and other water apparatus were intended to receive) shall be thrown therein and Tenants shall not let the water run unless it is in actual use. Any damage resulting from misuse shall be borne by the Tenant by whom or by whose agents, servants, or employees the same is caused.

8.	No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

9.	The Tenant shall permit window cleaners to clean the windows of the Leased Premises during normal business hours.

10.	Canvassing, soliciting and peddling in or about the Complex is prohibited.

11.	Any hand trucks, carry-alls, or similar appliances used in the Complex shall be equipped with rubber tires, side guards and such other safeguards as the Landlord shall require.

12.	No animals (other than trained guide-dogs accompanying the vision-impaired) or birds shall be brought into the Complex.

13.	The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Leased Premises or the Complex, or permit the delivery of any food or beverage to the Leased Premises without the approval of the Landlord or in contravention of any regulations fixed or to be fixed by the Landlord. Only persons authorized by the Landlord shall be permitted to deliver, or to use the elevators in the Complex for the purpose of delivering, food or beverages to the Leased Premises.

14.	No noise caused by any instrument or other devise or otherwise which, in the opinion of the Landlord, may be calculated to disturb the other tenants of the Complex, shall be permitted.

15.	The Landlord will have the care of all heating and air-conditioning apparatus installed by it and give all information for the regulation of same.

16.	The Tenant, when closing the Leased Premises in the day or evening, shall see that all doors, windows and skylights are closed, thus avoiding possible damage from fire, storms, rain or freezing, and shall assist in the security of the Leased Premises and Complex.

17.	No Tenant shall do or permit anything to be done in or upon the Leased Premises, or bring or keep anything therein, which will in any way conflict with the laws relating to fire or with the regulations of the Fire Department or the Health Department, or with any of the rules or regulations of any governing authority having jurisdiction over the Complex.

18.	Each Tenant shall keep the Leased Premises in a good state of preservation and cleanliness and shall not suffer any accumulation of useless property or rubbish therein. No animals shall be kept in or about the Leased Premises.

19.	The Tenant shall not place or maintain any supplies, merchandise or other articles elsewhere than within the Leased Premises.

20.	The Tenant shall not place any debris, garbage, trash or refuse or permit the same to be placed or left in or upon any part of the Complex outside of the Leased Premises except areas designated for such purposes, and the Tenant shall not allow any undue accumulation of any debris, garbage, trash or refuse in the Leased Premises. If the Tenant is using perishable articles or generates wet garbage, the Tenant shall provide suitable storage facilities approved by the Landlord in writing.

21.	No flammable oils or other flammable, dangerous or explosive materials (save those approved in writing by the Landlord’s insurers), shall be kept or permitted to be kept in the Leased Premises which the Landlord’s insurers prohibit and, if not prohibited by the Landlord’s insurers, shall be kept in protective containers.

22.	The windows, glass doors and the lights that reflect or admit light into the halls or other places in the Complex, shall not be covered or obstructed, nor shall anything, whether books, packages, flowers pots or any other articles whatsoever, be placed upon or hung from the window sills and the radiation enclosures. The Tenant shall not interfere with or obstruct any perimeter heating, air-conditioning or ventilating units. The Tenant will cause all blinds on exterior windows to be lowered and closed during periods of direct sunlight to prevent heat gain in the Leased Premises.

23.	The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Complex.

24.	The parking of automobiles shall be subject to the charges and the reasonable regulations of the Landlord. The Landlord shall not be responsible for damage to or theft of any car, its accessories or contents, whether the same be the result of negligence or otherwise.

25.	If the Tenant desires any electrical or communications wiring, the Landlord reserves the right to direct qualified persons as to where and how the wires are to be introduced, and without such directions, no borings or cuttings for wires shall take place. No other wires or pipes of any kind shall be introduced without the prior written consent of the Landlord.

26.	The Tenant shall be entitled to have its name upon the directory board of the Complex and at one of the entrance doors to the Leased Premises, all at the Tenant’s expense, but the Landlord shall, in its sole discretion, design the style of such identification and allocate the space on the directory board for the Tenant.

27.	The Tenant shall not mark, drill into or in any way deface the walls, ceilings, partitions, floors, wood, stone, or iron work, or any other appurtenance to the Leased Premises.

28.	The Tenant shall permit the cleaning staff to clean the Leased Premises after Business Hours.

29.	The Tenant shall take care of the rugs and drapes (if any) and for purposes of security, efficiency and uniformity of housekeeping standards, any special cleaning, or shampooing required by the Tenant shall be performed by the Landlord’s cleaning contractor as an Additional Service unless otherwise authorized by the Landlord in writing.

30.	The Tenant shall permit the periodic closing of lanes, driveways and passages for the purpose of preserving the Landlord’s rights over such lanes, driveways and passages.

31.	The Tenant shall not place or permit to be placed any sign, advertisement, notice or other display on any part of the exterior of the Leased Premises or elsewhere if such sign, advertisement, notice or other display is visible from outside the Leased Premises without the prior written consent of the Landlord which may be arbitrarily withheld. The Tenant, upon request of the Landlord, shall immediately remove any sign, advertisement, notice or other display which the Tenant has placed or permitted to be placed which, in the opinion of the Landlord, is objectionable, and if the Tenant shall fail to do so, the Landlord may remove the same at the expense of the Tenant.

32.	The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter the same as in its judgment may from time to time be necessary for the safety, care, cleanliness and appearance of the Leased Premises and the Complex, and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their employees and servants. The Landlord also has the right to suspend or cancel any or all of these rules and regulations herein set out.

33.	No one shall attend to replacement of ceiling electric light bulbs, tubes or ballasts other than the Landlord. The replacement of same shall be effected at times convenient to the

Tenant. The expense for any such replacements is payable by the Tenant according to invoice from the Landlord.

34.	No bicycles or other vehicles shall be brought within the Building without the consent of the Landlord.

35.	No auction sales shall be allowed to take place in the Leased Premises.

36.	The Tenant shall not permit any cooking or the heating of foods or liquors, or the use of any electrical apparatus likely to cause an overloading of electrical circuits in the Leased Premises without the written consent of the Landlord.

SCHEDULE “D” – STANDARD METHOD OF FLOOR MEASUREMENT
1. GENERAL
     A single-tenancy office floor means a full floor occupied by one tenant, and a multiple-tenancy office floor means a full floor occupied or to be occupied by more than one tenant.
     The horizontal boundaries of the rentable premises shall conform with those specified in Section 2 of this Schedule for the purpose of establishing the Rentable Area for single or multiple tenancy office floors or retail areas, as the case may be, and the vertical boundaries of the rentable premises shall consist of the upper surface of the concrete slab forming the floor, and the lower surface of the concrete slab forming the ceiling. The rentable premises shall not include Common Use Equipment and structural components and the areas which comprise stairwells (other than stairwells, if any, contained within the rentable premises, for the exclusive use of the occupant), elevator shafts, flues, stacks, pipe shafts and vertical ducts.
     No deductions shall be made for columns and projections within the Building.
2. RENTABLE AREA
     (a) Rentable Area of a Single-Tenancy Floor
     The Rentable Area and Useable Area of any premises situated on a single-tenancy office floor shall be the floor area expressed in square feet of a full floor, computed by measuring, in the case of outer building walls, from the inside surface of glass in such walls; but excluding from such area the areas of stairwells (other than those stairwells contained within the premises of a tenant, fro the exclusive use of such (tenant), elevator shafts, flues, stacks, pipe shafts and vertical ducts, together with their enclosing walls, measured to the centre line of such walls and, for greater certainty, without deduction for the elevator lobby, public corridors, if any, washrooms, electrical rooms, telephone rooms, janitorial rooms and air-conditioning and/or fan rooms serving only that floor.
     (b) Rentable Area of a Multiple-Tenancy Floor
     The Rentable Area of any premises situated on a multiple-tenancy office floor shall be the aggregate of the following, expressed in square feet:
          (i) the Useable Area, which means the floor area of such premises computed by measuring, in the case of outer building walls, from the inside surface of glass in such walls, and in the case of partitions separating such premises from corridors, from the corridor side of such partitions, and in the case of partitions separating such premises from adjoining rentable premises, from the centre line of such partitions, and in the case of any other abutting walls or partitions, from the centre line of such walks or partitions; and
          (ii) a Pro Rata Share (as hereinafter defined) of the floor area of those areas on such floor which are comprised of public corridors, elevated lobbies, washrooms, janitor closets, electrical closets, telephone, air-conditioning and fan rooms serving only the full floor in question, together with their enclosing walls measured to the centre line of such walls.

Provided however, that for any premises situated on a multiple-tenancy floor of the Building, the Rentable Area of such premises shall be deemed to be equal to the product achieved, expressed in square feet, when the Useable Area of such premises is multiplied by 1.13183.
     (c) Pro Rata Share
     Pro Rata Share, for the purpose of determining the Rentable Area of any premises situated on a multiple-tenancy office floor, means the fraction (expressed as a percentage) obtained by dividing the Useable Area of such premises by the Useable Area of all premises on such multiple-tenancy office floor leased or available for lease; provided that such Pro Rata Share shall not exceed fifteen percent (15%) of the Useable Area of such premises.
     (d) Retail Areas
     The Useable Area and the Rentable Area of a tenant’s retail or other premises on the ground floor, or on the concourse or other mezzanine levels, is computed by measuring the floor area of the rentable premises to the outside finished surface of any wall or partition fronting on a lobby, public corridor or pedestrian walkway, to the centre line of demising partitions or walls that separate the Leased Premises from adjoining rentable space, to the outside surface of the curtain wall glass for premises on the ground floor, and to the inside finished surface of any other wall, excluding the area of any major vertical penetrations of the floor, and without deduction for a recessed entrance door or store front, or for those parts of columns projecting into the rentable premises, or for interior columns and other projections necessary to the Complex.
     (e) Total Complex Rentable Area
     The Rentable Area of the Complex is the sum of the Rentable Area of all areas of the Complex which are rented, or designated or intended by the Landlord to be rented or rentable, for office or retail purposes and, for greater certainty, includes the Rentable Area of all office space and retail space occupied by the Landlord for the purpose of carrying on its business generally in contrast to space that it occupies for the purpose of operating or managing the Complex; and, subject to the foregoing exclusion for certain space occupied by the Landlord, for the purpose of calculating the Total Complex Rentable Area, the Rentable Area of any office tenancy floor will be calculated as if it were a single-tenancy floor; but the Total Complex Rentable Area specifically excludes any Common Facilities other than Common Facilities located on office floors, any part of the Parking Garage or any storage areas located at or below grade in the Complex.

SCHEDULE “E” – ACKNOWLEDGMENT OF COMMENCEMENT DATE

TO:	STOCKTON & BUSH 2345 LIMITED
(the “Landlord”).

AND:

     The undersigned Tenant under a certain lease between the undersigned and the Landlord dated                                          (the “Lease”), hereby acknowledges and certifies to you that:
1.	The Commencement Date of the Lease was May 1, 2002.

2.	We have accepted possession of the Leased Premises pursuant to the terms of the Lease and are now in possession thereof.

3.	The Leased Premises have been erected and delivered in accordance with the terms of the Lease.

4.	The Leased Premises have been fixtured and our normal business operations are being conducted therein.

5.	There has been no violation of any of the terms of the Lease, there is no set-off of Rent or any other payment under the Lease, and none of the Rent reserved under the Lease has been prepaid.

6.	There is no violation of any of the terms of the Lease either on the part of the Landlord or the Tenant.

7.	The Lease is now in full force and effect in accordance with the terms, and there are no oral or written modifications, violations or alterations thereof.

8.	We have no knowledge of any assignment of the Lease.
DATED at                      the                      day of                      , 200     .

TENANT:	OSI GROUP INC.

Per:

Name:
Title:

Per:

Name:
Title:

SCHEDULE “F” – SUPPLEMENTARY LEASE PROVISIONS
1. Extension of Term. If:
     (a) the Tenant is OSI Group Inc. or a Permitted Transferee (as that term is defined in Section 10.01 of this Lease) and is not in default under this Lease at either (i) the time of its exercise of its right to extend the Term as set forth below or (ii) the commencement of the Extended Term (as defined below); and
     (b) the Tenant gives the Landlord not less than six (6) months notice prior to the expiration of the Term (the “Notice of Extension”) of the Tenant’s intention to extend the Term;
then the Landlord will grant the Tenant the right to extend the Term for all (but not less than all) of the Leased Premises on an “as is” basis for one (1) further period of five (5) years (the “Extended Term”) commencing upon the expiration of the Term, and the Extended Term shall be on the same terms and conditions as are contained in this Lease except that:
          (i) there shall be no further right to extent the Term;
          (ii) the Basic Rent payable during each year of the Extended Term shall be equal to the Fair Market Rent, to be agreed upon between the Landlord and the Tenant not later than three (3) months prior to the commencement of the Extended Term or, failing agreement, determined by arbitration pursuant to the provisions of the Arbitration Act, 1991 (Ontario); and
          (iii) any fixturing period or requirement in this Lease on the Landlord’s part to do any work or to pay to the Tenant any construction allowance, inducement, loan or other amount in connection with this Lease or improvements installed in the Leased Premises or any rent-free period set out in this Lease shall not apply to the Extended Term.
     (c) In this Paragraph 1, the term “Fair Market Rent” means the rent charged for tenants for similar term for space comparable to the Leased Premises within the Building or other developments of similar age, size, and location in the immediate area taking into account the tenant inducements then being offered in the marketplace. For the purposes of determining Basic Rent and under Paragraph 1(b)(ii), Fair Market Rent shall be determined based upon the assumption that all improvements to the Leased Premises required to enable the Tenant to conduct business in the Leased Premises in accordance with the provisions of this Lease, including the Leasehold Improvements, have been constructed and installed in the Leased Premises as of the date of determination of Basic Rent.
2. Parking
     The Landlord shall make available to the Tenant throughout the Term one (1) reserved and twelve (12) unreserved parking spaces in the Parking Garage at the Landlord’s prevailing monthly rate from time to time.

3. Restoration
     Notwithstanding anything to the contrary in this Lease, upon expiry or earlier termination of this Lease, the Tenant shall not be obligated to restore either or both the Leasehold Improvements and trade fixtures in existence at the date hereof, or any modifications thereto (but in this latter case, provided such modifications are approved in writing by the Landlord), to base Building or original condition. Subject to the foregoing and all other provisions of this Lease which do not conflict therewith (an example of another provision of this Lease which does not conflict therewith being the Tenant’s obligation to repair the Leased Premises throughout the Term), the Landlord agrees to accept the Leased Premises in the condition and configuration in which they are structured at the time of expiry or earlier termination of this Lease.
4. Tenant’s Access and HVAC Operation 24 x 7
     Subject to the Landlord’s security measures in force from time to time, the Tenant shall be granted access to the Leased Premises 24 hours per day, seven days per week. The Landlord shall operate the Building’s heating, ventilating and air-conditioning systems (the “HVAC Systems”) 24 hours per day, seven (7) days per week, provided that the Tenant shall pay to the Landlord its prevailing rate from time to time for use of the HVAC Systems during all hours other than 8:00 a.m. to 6:00 p.m. Monday to Friday, excluding statutory holidays in the Province of Ontario. The Landlord’s prevailing rate at the date of this Lease is Twenty-five Dollars ($25) per hour.
5. Electro-Magnetic Interference
     The Landlord warrants that to the best of its knowledge there has never been a problem with electro-magnetic interference in the Leased Premises.
6. Tenant’s First Right to Lease Premises Adjoining 4th Floor Premises
     (a) Subject to any rights in favor of third parties existing on the date hereof (including, without limitation, any right of extension or renewal in favor of the existing tenant of the premises referred to below), so long as the Tenant is OSI Group Inc. or Permitted Transferee (as that term is defined in Section 10.01 of this Lease) and is not in default of any of its covenants and/or obligations in this Lease, during the Term the Tenant shall have one-time right of first refusal to lease all (but not less than all) of the Rentable Area on the fourth floor of the Building outlined in red on the plan attached to this Lease as Schedule “H” when it becomes available for lease (such Rentable Area as becomes available for lease being hereinafter referred to as the “Offer Space”).
     (b) As and whenever Offer Space becomes available for lease, the Landlord shall give written notice thereof (a “Notice”) to the Tenant at the earliest reasonable opportunity. The Notice shall be deemed to be an offer (the “Landlord’s Offer”) from the Landlord to the Tenant to lease the Offer Space on the following terms and conditions:
          (i) the Basic Rent shall be equal to the Fair Market Rent; for the purpose aforesaid, the term “Fair Market Rent” means the base (or basic) rent (sometimes also known as “minimum rent”) charged to tenants for a similar term for space comparable to the Offer Space within the Building or other developments of similar age, size and location in the immediate area taking into account the tenant inducements then being offered in the marketplace; if the landlord and the Tenant are unable to agree upon the Fair Market Rent within fifteen (15) days of the Tenant’s acceptance of the Landlord’s Offer, it shall be determined by arbitration pursuant to the Arbitration Act, 1991 (Ontario);
          (ii) the term shall commence not later than one (1) month after the Tenant’s acceptance of the Landlord’s Offer and end at the end of the Term;
          (iii) the Tenant shall be entitled to parking spaces on account of the Offer Space on the basis of one (1) unreserved parking space for each 1,000 square feet of Rentable Area of the Offer Space or part thereof, the Tenant to pay for such parking spaces at the Landlord’s prevailing rate from time to time; and
          (iv) otherwise upon the terms and conditions set out in this Lease, applied mutatis mutandis, except that any fixturing period or requirement in this Lease on the Landlord’s part to do any work or to pay to the Tenant any construction allowance, inducement, loan or other amount in connection with this Lease or improvements installed in the Leased Premises or any rent-free period set out in this Lease shall not apply to the Offer Space.
     (c) The Tenant shall have five (5) business days next following the day upon which the Landlord give a Notice to the Tenant to give written notice to the Landlord accepting Landlord’s Offer. If within such five (5) business day period the Tenant fails to give written notice to the Landlord accepting the Landlord’s Offer, the Tenant’s aforesaid right of first refusal to lease the Offer Space shall thereupon end and be of no further force or effect and the Landlord shall be at liberty to lease the Offer Space to third parties without further notice to the Tenant.
     (d) If the Tenant leases the Offer Space pursuant to the foregoing provisions, the term “Leased Premises” shall be deemed to include the Offer Space from the first day of the term for such Offer Space.
     (e) The Tenant shall not have the right to assign the aforesaid right of first refusal to lease.
     (f) For the purpose aforesaid a “business day” is any day other than a Saturday, a Sunday or a statutory holiday in the Province of Ontario.
7. Tenant’s Option to Surrender 10th Floor Premises
     Notwithstanding anything contained in this Lease to the contrary, if the Tenant exercises its first right to lease pursuant to paragraph 6, above, and provided it gives the Landlord not less than sixty (60) days prior written notice, the Tenant shall be entitled to surrender the 10th Floor Premises to the Landlord.
8. All of Leased Premises Considered as One Space
     Without limiting any provision of this Lease, and only for the sake of clarity, the Tenant hereby acknowledges and agrees that this is one (1) lease of both the 4th Floor Premises and the

10th Floor Premises, that the 4th Floor Premises and the 10th Floor Premises are not being leased separately (except to the extent that their respective commencement dates are different and notwithstanding they are not contiguous) and that any default by the Tenant under this Lease shall entitle the Landlord to all of its remedies with respect to both the 4th Floor Premises and the 10th Floor Premises. By way of example, and only for the sake of further clarity, if this Lease is terminated at any time during the Term (whether before or after July 1, 2006), the Tenant’s rights to both the 4th Floor Premises and the 10th Floor Premises shall be terminated thereby.
9. Landlord’s Condition re 10th Floor Premises
     Intentionally deleted
10. Letter of Credit
     The Landlord hereby acknowledges that the Tenant has provided to it an irrevocable demand letter of credit in favor of the Landlord in the principal amount of Forty-Four Thousand, Five Hundred Dollars ($44,500.00) and expiring February 10, 2003. The Tenant hereby acknowledges that it provided the said letter of credit to the Landlord in consideration of the Landlord waiving its financial condition relating to the Tenant contained in the Agreement to Lease (as that term is defined in Section 1.01(13) of this Lease), thereby making the Agreement to Lease binding on the Landlord. The said letter of credit shall be held by the Landlord as security for the payment of Rent. The Tenant’s obligations under the said letter of credit shall not cease upon the termination, Transfer, disclaimer or repudiation of this Lease, as a consequence of the default of the Tenant under this Lease, the insolvency or bankruptcy of the Tenant, the exercise of any rights which the Tenant may have upon the making of a proposal under the provisions of the Bankruptcy and Insolvency Act (Canada) (including, without limitation, any right to repudiate this Lease) or the exercise by a receiver or a trustee in bankruptcy of any right to disclaim this Lease.
     If the Tenant is in default of its monetary obligations under this Lease, and the Landlord has given any notice of default required by the Lease and the applicable cure period (if any) has passed, the Landlord shall be entitled to draw on the said letter of credit in the full amount of such monetary default. The proceeds of any such draw shall be applied by the Landlord on account of such monetary default.
     In the event of a conflict between the provisions of this Lease and the said letter of credit, the provisions of the said letter of credit shall prevail.

SCHEDULE “G” – RETAIL PROVISIONS
Intentionally deleted.

SCHEDULE “H” – PLAN SHOWING LOCATION OF RIGHT OF FIRST REFUSAL
PREMISES
The Floor Plan is for identification purposes only and is not to be interpreted as being a representation or warranty on the part of the Landlord as to the exact location, configuration and layout.

SCHEDULE “H”
RIGHT OF FIRST REFUSAL PREMISES
[Diagram not shown]

STORAGE LEASE – 2345 Yonge Street
     THIS AGREEMENT made as of the 1st day of January, 2005
BETWEEN
STOCKTON & BUSH 2345 LIMITED
(hereinafter referred to as the “Landlord”)
OF THE FIRST PART
-and-
Decima Research Inc.
(hereinafter referred to as the “Tenant”)
OF THE SECOND PART
     WHEREAS the Landlord and the Tenant have entered into a lease dated the date hereof, April 22, 2000 (hereinafter referred to as the “Lease”) pursuant to which the Landlord leased to the Tenant premises at 2345 Yonge Street, Toronto (the “Building”),
     AND WHEREAS the Tenant desires to lease certain storage premises within the storage areas within the Building.
     NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
1.	Demise – The Landlord hereby leases to the Tenant and the Tenant hereby accepts the lease from the Landlord of the storage premises having a rentable area of approximately 150 square feet.

2.	Term – The term (the “Storage Term”) of this Lease shall commence on January 1, 2005 and shall expire on April 30, 2012.

3.	Storage Rent – For the lease of the Storage Premises, the Tenant shall pay to the Landlord an annual rent (the “Storage Rent”) of $10.00 PER SQUARE FOOT to be paid in advance in equal monthly installments on the first day of each month during the Storage Term of $125.00 plus applicable goods and services tax.

4.	Use – The Tenant covenants (which covenant shall run with the Storage Premises fro the benefit of the balance of the Building) that it shall not cause, suffer or permit the Storage Premises to be used for any purpose whatsoever other than storage of those items permitted to be used on the Premises pursuant to the Lease.

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5.	Operating Costs and Realty Taxes – The Tenant shall not be required to pay any Operating Costs or Realty Taxes (both as defined in the Lease) on account of the Storage Premises unless the use made by the Tenant of the Storage Premises or any improvement thereto results in the Operating Costs and/or Realty Taxes for the Building being increased. In the event of an increased as aforesaid, the Tenant shall pay such increase to the Landlord as Additional Rents (as defined in the Lease).

6.	Condition of Storage Premises – The Tenant accepts the Storage Premises in an “as is” condition and all maintenance and cleaning of the Storage Premises shall be the responsibility of the Tenant.

7.	Heating and Air-Conditioning – The Tenant acknowledges that the Landlord shall have no obligation in respect of heating or air-conditioning of the Storage Premises.

8.	Applicability of Lease –

(a) All of the terms of the Lease shall apply to this lease of the Storage Premises, mutatis mutandix, except where they appear pursuant to the terms hereof to be inapplicable or in conflict with any other express provisions of this lease of the Storage Premises. Without limiting the generality of the foregoing, all obligations of the Tenant pursuant to the Lease, including obligations in respect of insurance and any other amounts payable by the Tenant pursuant to the Lease, shall be applicable mutatis mutandix to this lease of the Storage Premises. All terms used herein shall have the same meanings respectively as they have pursuant to the Lease to the extent to which the context permits.

(b) All amounts payable by the Tenant pursuant to this lease of the Storage Premises shall also be payable pursuant to the Lease as Rent. A default by the Tenant under this lease of the Storage Premises shall also constitute a default under the Lease, and a default by the Tenant under the Lease shall also constitute a default under this lease of the Storage Premises, and the Landlord shall be entitled to all remedies in respect thereof to which the Landlord would be entitled pursuant to the Lease and to this lease of the Storage Premises and at law. If the Lease expires or is terminated, this lease shall thereupon automatically be deemed to be terminated.

9.	Relocation – The Landlord shall have the right to relocate the Storage Premises at any time on written notice to the Tenant. In relocating the Storage Premises, the Landlord need not relocate to premises of the same size and the Storage Rent shall be proportionately increased or decreased, depending upon whether the Storage Premises, as relocated, shall be larger or smaller than the Storage Premises originally leased pursuant hereto; provided that the relocated Storage Premises shall not be substantially larger than the Storage Premises originally leased pursuant hereto without the prior consent of the Tenant. Other than as aforesaid, this lease of the Storage Premises shall continue in accordance with its terms notwithstanding any such relocation.

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10.	Enurement – This lease of the Storage Premises shall enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

LANDLORD:	STOCKTON & BUSH 2345 LIMITED

Per:

	Name:	Gerry S. Gotfrit
	Title:	President
I/We have authority to bind the corporation.

TENANT:	DECIMA RESEARCH INC.

By:

Name:
Title:

By:

Name:
Title:
I/We have authority to bind the corporation.

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TERM SHEET
FOR LEASE OF PREMISES ON THE 4TH, 7TH AND 10TH FLOORS
Revised October 21, 2004
This term sheet is provided solely as a summary of the basic terms and conditions of a lease agreement and amendment pertaining to the premises described herein. It is not intended to be and should not be taken as a legal interpretation of the lease referenced herein. We strongly recommend that each clause be read in its entirety prior to taking action in regard to the same.
LANDLORD:
Stockton & Bush 2345 Limited          (“Stockton & Bush”)
TENANT:
OSI Group Inc. (now Decima Inc. pursuant to articles of amendment dated January 31, 2003) (“Decima”)
LEASED PREMISES:
Parts of the 4th, 7th and 10th floors in the Building known municipally as 2345 Yonge Street, Toronto
RENTABLE AREA OF LEASED PREMISES:
From May 1, 2002 to July 31, 2003, the Rentable Area of the Leased Premises means the Rentable Area of the 4th Floor Premises, being approximately 5,931 square feet.
From August 1, 2003 to June 14, 2004, the Rentable Area of the Leased Premises means the aggregate Rentable Area of the 4th Floor Premises and the 10th Floor Premises, totaling approximately 8,931 square feet.
From June 15, 2004 to April 30, 2012, the Rentable Area of the Leased Premises means the aggregate Rentable Area of the 4th Floor Premises, the 7th Floor Premises and the 10th Floor Premises, totally approximately 15,317 square feet. (subs. 1.01(11))
Stockton & Bush will provide a measurement certificate confirming the Rentable Area of the Leased Premises. (s. 2.06)
TERM:
4th Floor Premises: Ten (10) years
7th Floor Premises: Seven (7) years ten (10) months and fifteen (15) days
10th Floor Premises: Eight (8) years and nine (9) months
COMMENCEMENT DATE:
4th Floor Premises: May 1, 2002
7th Floor Premises: June 15, 2004
10th Floor Premises: August 1, 2003

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TERMINATION DATE:
April 30, 2012
OPTION TO EXTEND:
Decima has an option to extend the Term for all (but not less than all) of the Leased Premises for one (1) further period of five (5) years. To exercise this option the tenant must be OSI Group Inc. or a Permitted Transferee, must not be in default, and must give Stockton & Bush not less than six (6) months notice prior to the expiration of the Term. The extension shall be on the same terms and conditions as in the Lease except: there shall be no further right to extend the Term; the Basic Rent will be Fair Market Rent; there will be no fixturing period or rent free period; and any requirement on Stockton & Bush to do any work or pay any inducement will not apply in the Extended Term.
(Schedule “F”, s.1)
BASIC RENT:
Basic Rent is payable in advance, in equal monthly installments, on the first day of each month, as follows:

Period	Annual Rent	Monthly Installment	Rate per s.f.
May 1, 2002	$74,137.50	$6,178.13	$12.50
to July 31, 2003

August 1, 2003	$111,637.50	$9,303.13	$12.50
to June 30, 2004

July 1, 2004	$155,387.50	$12,948.96	$12.50
to December 31, 2004

January 1, 2005	$191,462.50	$15,955.21	$12.50
to June 30, 2006

July 1, 2006	$229,755	$19,146.25	$15
to April 30, 2012
(subs. 1.01(10))
ADDITIONAL RENT FREE PERIOD:
Decima is not required to pay Taxes, Operating Costs, HVAC Costs, Janitorial Costs or Utilities Charges in relation to the 7th Floor Premises for the period from June 15, 2004 to June 30, 2004. Decima is not required to pay such costs in relation to 2,886 square feet of the 7th Floor Premises for the period from July 1, 2004 to December 31, 2004. (subs. 4(d) of the second lease amending agreement)

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TAXES, OPERATING COSTS, HVAC COSTS AND JANITORIAL COSTS:
Decima is to pay the Tenant’s Proportionate Share of Taxes, Operating Costs, HVAC Costs and Janitorial Costs, as estimated from time to time by Stockton & Bush, in monthly installments in advance, as Additional Rent.
Within 120 days after the end of each estimated period, Stockton & Bush is to deliver a statement to Decima setting out the actual amounts incurred by Stockton & Bush in relation to these costs. An adjustment is to be made for any difference between the actual costs to Stockton & Bush and the amounts paid by Decima. Any overpayment owed to Decima is to be refunded within fifteen (15) days of delivery of Stockton & Bush’s statement. Any balance owed by Decima is to be paid to Stockton & Bush on demand.
Decima may, within six (6) months following the receipt by Decima of Stockton & Bush’s statement, review Stockton & Bush’s books and records relating to Taxes, Operating Costs, etc.
The Utilities Charge and the Proportionate Share of Taxes, Operating Costs, HVAC Costs and Janitorial Costs for the 2002 calendar year is estimated by Stockton & Bush to be $17.26 per square foot of Rentable Area. (s. 3.07)
UTILITIES CHARGE:
Decima is to pay the Utilities Charge allocated by Stockton & Bush to the Leased Premises. The same is payable in equal monthly installments in advance. Stockton & Bush is entitled to install check meters in the Leased Premises, at its option and at Decima’s expense. (s. 5.01)
SUBSTITUTION:
At any time, Stockton & Bush may substitute other premises in the Building for either or both the 4th Floor Premises and the 10th Floor Premises. If the Rentable Area of the New Premises is greater than the Old Premises, the Rentable Area shall be deemed not to have increased for the purposes of Decima’s monetary obligations under the Lease. If sufficient rental space is available in the Building, the New Premises shall be one contiguous space. (s. 4.03)
RIGHT OF FIRST REFUSAL:
Subject to any right in favor of third parties existing at the date of the Lease, Decima has a one-time right of first refusal to lease all (but not less than all) of the Rentable Area on the fourth floor of the Building, as further described in the Lease, when it becomes available. (Schedule “F”, subpara. 6(a))
SURRENDER OF 10TH FLOOR PREMISES:
If Decima exercise its right of first refusal to lease additional premises on the 4th floor, it may, upon not less than sixty (60) days notice, surrender the 10th Floor Premises. (Schedule “F”, s.7)
USE:
The Leased Premises may be used for general office purposes and purposes ancillary thereto. (s. 6.01)

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MAINTENANCE AND REPAIRS:
Decima may not make any repairs, replacements, Leasehold Improvements or install trade fixtures in the Leased Premises without prior written approval of Stockton & Bush, such approval not to be unreasonably withheld or delayed. All such alterations must be made in accordance with the terms and conditions set out in s. 8.02 of the Lease. (s. 8.03)
REMOVAL AND RESTORATION BY TENANT:
All Leasehold Improvements will immediately become the property of Stockton & Bush upon affixation and may not be removed from the Leased Premises except in accordance with subparagraphs 8.08(a)(i) and (ii) of the Lease.
Notwithstanding anything to the contrary in the Lease, Decima will not be obligated to restore the Leasehold Improvements and trade fixtures to base building or original condition. Subject to other provisions of the Lease, Stockton & Bush will accept the Leased Premises in the condition and configuration so structured at the time of the termination of the Lease. (Schedule “F”, s. 3)
SIGNAGE:
Decima may install signage in the Leased Premises. Stockton & Bush’s approval is required if such signage is to be connected to the Building’s electrical system. Stockton & Bush will place identification signs on the outside of doors leading in the Leased Premises. Decima may not place any signage on any part of the Complex or in the Leased Premises for exterior view without the consent of Stockton & Bush, which consent may be unreasonably withheld. At the termination of the Lease, Decima must remove all signage and promptly repair all damage caused by any such installation and removal. Decima may, at its expense, have its name shown upon the Building’s directory board. (s. 8.11)
ASSIGNING AND SUBLETTING:
Decima will not Transfer the Lease or the Leased Premises without the prior written consent of Stockton & Bush, which consent may not be unreasonably withheld or delayed. Decima may Transfer the Leased of the Leased Premises to a Permitted Transferee without the consent of Stockton & Bush, but on prior written notice to Stockton & Bush. (s. 10.01)
STATUS STATEMENT:
Each party must provide to the other, within ten (10) days after the request therefor, a status statement certifying the items set out at s. 12.01 of the Lease.
REGISTRATION:
Decima, upon approval by Stockton & Bush, may register a notice of lease on title to the subject lands. (s. 14.19)
PARKING:
Stockton & Bush will make available to Decima throughout the Term, one (1) reserved and twelve (12) unreserved parking spaces in the Parking Garage at Stockton & Bush’s prevailing monthly rate. (Schedule “F”, s. 2)

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LETTER OF CREDIT:
Decima has provided a letter of credit to Stockton & Bush in the amount of $44,500, which expires February 10, 2003, to be held by Stockton & Bush as security for the payment of Rent. (Schedule “F”, s. 10)
LANDLORD’S WORK:
Stockton & Bush were to complete the following work in the 7th Floor Premises prior to June 15, 2004:
-	paint to Decima’s specifications; and

-	supply and install new carpet. (Half the cost of the carpet is to be amortized over the first two years of the Term for the 7th Floor Premises, to be paid by Decima in equal monthly installments.)
     (s. 3 of the second lease amending agreement)

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